Exhibit 3.4

OPERATING AGREEMENT

OF

BASKINS ACQUISITION HOLDINGS, LLC

Dated as of June 2, 2009

THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO MEMBERSHIP INTERESTS MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE INTEREST. MEMBERSHIP INTERESTS ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE APPLICABLE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

	ARTICLE 6
	BOARD OF DIRECTORS
6.1	Rights and Power of the Board of Directors	18
6.2	Protection from Reliance in Good Faith	19
6.3	Election and Replacement of Directors	19
6.4	Liability of the Board of Directors	19
6.5	Duties of the Board of Directors	19
6.6	Authority to Act for the Company	20
6.7	Meetings of Board of Directors	20
6.8	Major Decisions	20
6.9	Independent Activities	21
6.10	Committees	21

	ARTICLE 7
	MEMBERS
7.1	No Agency or Authority	22
7.2	Admission of New Members	22
7.3	Further Assurances	22
7.4	No Requirement Meetings; Action by the Members	22
7.5	Voting Rights	23
7.6	Standard of Conduct	23
7.7	Limitations on Liability	24
7.8	Expenses and Loans	24
7.9	Withdrawal Rights	24
7.10	Appraisal and Dissenters’ Rights	25
7.11	Issuance of Additional Membership Interest	25

	ARTICLE 8
	MEMBERS’ REPRESENTATIONS AND WARRANTIES
8.1	General Representations and Warranties	25
8.2	Investment Representations	27

	ARTICLE 9
	OFFICERS
9.1	Officers	27
9.2	Power and Authority of Officers	28
9.3	Election and Term	28
9.4	Chief Executive Officer	28
9.5	President	28
9.6	Secretary	28
9.7	Right to Rely on Director, Chief Executive Officer, President or Secretary	28
9.8	Standard of Conduct	29
9.9	Resignation and Removal	29
9.10	Vacancies	29
9.11	Compensation	29
9.12	Non-Compete, Non-Disclosure, and Non-Solicitation Agreement	29

	ARTICLE 10
	CONFLICTS OF INTEREST AND OTHER ACTIVITIES
10.1	Conflict of Interest Transactions	29
10.2	Independent Activities; Confidentiality of Information	30

	ARTICLE 11
	INDEMNIFICATION
11.1	Indemnification of Members and Officers	30
11.2	Indemnification of Others	32
11.3	Contractual Indemnification	33
11.4	Insurance	33

	ARTICLE 12
	FISCAL MATTERS; BOOKS AND RECORDS
12.1	Books and Records	33
12.2	Additional Records	33
12.3	Reports	34
12.4	Other Information	34
12.5	Tax Returns	35
12.6	Special Basis Adjustment	35
12.7	Tax Matters Member	35
12.8	Bank Accounts	36
12.9	Accounting Decisions	36

	ARTICLE 13
	TRANSFER OF MEMBERSHIP INTERESTS
13.1	Restriction on Transfers	36
13.2	Certain Permitted Transfers	36
13.3	Conditions to Permitted Transfers	37
13.4	Right of First Refusal	37
13.5	Effect of Prohibited Transfers	39
13.6	Rights of Unadmitted Transferees	40
13.7	Admission of Transferees as Members	40
13.8	Distributions and Allocations	40
13.9	Class A Member Preemptive Rights	41
13.10	Class A Member Tag-Along Rights	42
13.11	Drag-Along Rights	43

	ARTICLE 14
	RETIRING EVENTS; PURCHASE UPON TERMINATION OF EMPLOYMENT OF CLASS B MEMBER

14.1	Certain Definitions	44
14.2	Option to Purchase	45
14.3	Closing Procedures and Purchase Price	45

14.4	Net Equity	47
14.5	Termination of Employment of Class B Member	48

	ARTICLE 15
	DISSOLUTION AND WINDING UP
15.1	Dissolution	48
15.2	Continuation	49
15.3	Winding Up, Liquidation and Distribution of Assets	49
15.4	Compliance With Requirements of Regulations	50
15.5	Articles of Termination	50

	ARTICLE 16
	AMENDMENTS
16.1	Amendments	50
16.2	Limitation on Amendments	51

	ARTICLE 17
	POWER OF ATTORNEY
17.1	Appointment	51
17.2	Exercise and Survival	52

	ARTICLE 18
	MISCELLANEOUS
18.1	Statutory Override	52
18.2	Liquidation Safe Harbor Valuation	52
18.3	Notices	53
18.4	Binding Effect	53
18.5	No Third Party Beneficiary	53
18.6	Time	53
18.7	Headings	53
18.8	Severability	53
18.9	Incorporation by Reference	53
18.10	Additional Assurances	54
18.11	Entire Agreement	54
18.12	Governing Law	54
18.13	Counterpart Execution	54
18.14	Electronic Signatures	54
18.15	Specific Performance	54

EXHIBITS:
Exhibit A - Members

OPERATING AGREEMENT

OF

BASKINS ACQUISITION HOLDINGS, LLC

THIS OPERATING AGREEMENT (“Agreement” or “Operating Agreement”) is made, adopted and is effective as of June 2, 2009, by and among each of the Members whose signatures appear on the signature pages hereof. All capitalized terms used in this Agreement, including the terms used above and in the Recitals below, shall have the meanings set forth in Section 1.1 below.

R E C I T A L S:

WHEREAS, The Company was formed for the purposes set forth herein; and

WHEREAS, in accordance with the Act, each Member desires to enter into this Agreement to set forth the respective rights, powers and interests of the Members and to provide for the management and governance of the business and affairs of the Company.

NOW, THEREFORE, in consideration of the premises, promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Definitions. As used in this Agreement the following initially capitalized words and phrases shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Membership Interest” means (i) additional Membership Interests (including new classes or series thereof having rights which are different than the rights of any then-existing class or series); (ii) obligations, evidences of indebtedness or other securities or interests convertible into or exchangeable for Membership Interests or Membership Equivalents; and (iii) Membership Equivalents.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)                                 Credit to such Capital Account any amounts which such Member is obligated to restore, pursuant to any provision of this Agreement, or is deemed to be obligated to restore pursuant to the penultimate sentences of §§1.704-2(g)(l) and 1.704-2(i)(5) of the Regulations; and

(b)                                 Debit to such Capital Account the items described in §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of § 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adverse Withdrawal” has the meaning set forth in Section 7.9 hereof.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests by contract or otherwise.

“Agreement” or “Operating Agreement” means this Operating Agreement, as amended from time to time.

“Articles” means the Certificate of Formation of the Company as filed with the office of the Delaware Secretary of State, as amended or restated from time to time.

“Assignee Interest” means an interest in the Company comprised solely of Financial Rights held by a Holder.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) such Person makes an assignment for the benefit of creditors; (ii) such Person files a voluntary petition in bankruptcy; (iii) such Person is adjudged bankrupt or insolvent, or has entered against him an order for relief in any bankruptcy or insolvency proceeding; (iv) such Person files a petition or answer by the Person seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding for reorganization or of a similar nature; (vi) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of his properties; or (vii) one hundred twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation if the proceeding has not been dismissed, or if within ninety (90) days after the appointment, with or without such Person’s consent or acquiescence, of a trustee, receiver or liquidator of such Person or all or any substantial portion of his properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay the appointment is not vacated.

“Banyan” means Banyan Equity Investors II, Inc.

“Base Rate” means, for each calendar month, a rate of interest per annum equal to the prime rate in the United States reported in the Money Rates section of The Wall Street Journal on the first Business Day of that month, minus two percent (2%). If such rate is no longer published, the term “Base Rate” shall mean two percent (2%) less than the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Board Observer” means an individual appointed to attend all meetings of the Board of Directors and to participate therein, but without any right to vote on any matter presented at such meeting or take any other action.

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banks located in Houston, Texas, are authorized or obligated to close their regular banking business.

“Capital Account” means, as of any given date, the capital account of each Member as described in Section 3.4 and determined in accordance with this Agreement. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with §1.704-1(b) of the Regulations, and such provisions shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest held by such Person.

“CapSource” means CapSource 2000 Fund, L.P., a Mississippi limited partnership.

“Cash Available For Distribution” means, for any period, the amount, if any, by which the Company’s total cash funds exceed the current and anticipated needs of the Company to utilize such funds to pay or create reserves for: (i) expenses or expenditures, including salaries, related to the Company’s business operations; (ii) expenses, expenditures, advances or investments made or incurred in connection with any new or additional business activity undertaken by the Company; (iii) payments of the principal and interest due in respect of indebtedness for which the Company is obligated; (iv) capital improvements, replacements, and contingencies; and (v) any other actual cost or expenditure incurred for the benefit of the Company. The amount, if any, of Cash Available For Distribution shall be determined by the Members.

“CGP” means CGP Baskins, LLC, a Delaware limited liability company.

“Class A Member” means any Person (i) whose name is set forth on Exhibit A attached hereto or who has become a Class A Member, pursuant to the terms of this Agreement; and (ii) who is the owner of a Class A Membership Interest. “Class A Members” means all such Persons.

“Class A Membership Interest” means, with respect to each Class A Member, such Class A Member’s interest in the Company including any and all rights and benefits to which a Class A Member may be entitled as provided in this Agreement, together with all obligations of a Class A Member to comply with the terms and provisions of this Agreement. The Class A Membership Interest of any Member at any time may be expressed as a percentage, which shall be determined by the ratio which the Class A Membership Interest held by such Class A Member bears to the total Class A Membership Interests held by all the Class A Members. Such Class A Membership Interest includes, without limitation: (i) the Governance Rights of a Class A Member, (ii) the Financial Rights of a Class A Member, and (iii) the right of a Class A Member to Transfer Governance Rights or Financial Rights to the extent permitted under this Agreement.

“Class A Preferred Return” means an eight percent (8%) cumulative preferred return on the Unreturned Capital Contributions of each Class A Member, accrued on a monthly basis.

“Class B Member” means any Person (i) whose name is set forth on Exhibit A attached hereto or who has become a Class B Member, pursuant to the terms of this Agreement; and (ii) who is the owner of a Class B Membership Interest. “Class B Members” means all such Persons.

“Class B Membership Interest” means with respect to each Class B Member, such Class B Member’s interest in the Company including any and all rights and benefits to which a Class B Member may be entitled as provided in this Agreement, together with all obligations of a Class B Member to comply with the terms and provisions of this Agreement. The Class B Membership Interest of any Member at any time may be expressed as a percentage, which shall be determined by the ratio which the Class B Membership Interest held by such Class B Member bears to the total Class B Membership Interests held by all the Class B Members. Such Class B Membership Interest includes, without limitation: (i) the Governance Rights of a Class B Member, (ii) the Financial Rights of a Class B Member, and (iii) the right of a Class B Member to Transfer Governance Rights or Financial Rights to the extent permitted under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means Baskins Acquisition Holdings, LLC, a Delaware limited liability company.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” set forth in §1.704-2(b)(2) of the Regulations and shall be determined in accordance with §1.704-2(d) of the Regulations.

“Company Property” means all property of any kind, real or personal, tangible or intangible, which is owned by the Company or in which the Company has an interest.

“Contract” shall mean any contract, arrangement, undertaking or understanding, whether oral or written.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal

Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Director” means, individually, any natural person serving on the Board. A Director is hereby designated as a “Manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Dissolution Event” has the meaning set forth in Section 15.1 hereof.

“DSV” means Diamond State Ventures II Limited Partnership, an Arkansas limited partnership.

“Financial Rights” means a Member’s or Holder’s rights to (i) share in Profits and Losses, and (ii) receive or share in distributions, as provided in this Agreement.

“Fiscal Year” means the calendar year, and a Fiscal Year shall include any partial Fiscal Year at the beginning and end of the Company term.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governance Rights” means all rights of a Member as a Member in the Company other than Financial Rights and the right to assign Financial Rights.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                   The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by agreement of all the Class A Members;

(b)                   The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors as of the following times: (A) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for a Membership Interest; and (C) the liquidation of the Company within the meaning of §1.704-1(b)(2)(ii)(g)of the Regulations; provided, however, the adjustments pursuant to clauses (A) and (B) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided further, however, if the adjustments are required by reason of the occurrence of a Retiring Event, the gross fair market value of the Company Property shall be equal to its appraised value as determined by a qualified appraiser;

(c)                    The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the distribute and the Board; and

(d)                   The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to §§734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation §1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” and Section 4.5(g) hereof; provided, however, the Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Members determine that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)                    If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a) or (c) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Holder of Financial Rights” or “Holder” means a Person who holds an Assignee Interest and either (i) has not become a Member of the Company; or (ii) such Person’s Membership Interest has been terminated (whether such termination is by reason of the death, dissolution, Withdrawal, incompetency, insanity or Bankruptcy of such Member or the occurrence of any other event that terminates the continued Membership Interest of such Member). A Holder shall be entitled to the allocations and distributions attributable to the Assignee Interest held by him and shall be required to make any Capital Contributions to be made in respect of such Assignee Interest; however, such Holder shall have no right to participate in the management of the Company or otherwise to be treated as a Member. Without limiting the generality of the foregoing, and except as expressly provided in the Act, a Holder (a) shall have no right to any information or accounting of the affairs of the Company, (b) shall not be entitled to inspect the books or records of the Company, and (c) shall not have any of the Governance Rights (voting or otherwise) of a Member under the Act or this Agreement.

“Immediate Family” shall include only a Member’s spouse, natural or adoptive lineal ancestors or descendants, and trusts for his, her or their exclusive benefit.

“Initial Capital Contributions” has the meaning set forth in Section 3.2 hereof.

“Majority Vote” means (i) the affirmative vote or consent of Members holding more than fifty percent (50%) of the total Units then held by Members, or (ii) with respect to actions to be taken by any class of Members voting as a class, the affirmative vote or consent of the Members of such class holding more than fifty percent (50%) of the Units then held by all the Members of such class; provided, however, where the vote or consent concerns a matter on which a Member cannot vote in accordance with the terms of this Agreement or applicable law (other than the failure of such a Member to attend a meeting for such vote) the Members shall not include such Member in the calculation of the Units then held by Members the votes or consents with respect to such matter.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in §1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with §1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in §§1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Members” means the Class A Members and the Class B Members where no distinction is required by the context in which such term is used.

“Membership Equivalents” means (without duplication with any Units or other Membership Equivalents) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Membership Interests or securities exercisable for or convertible or exchangeable into Membership Interests, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Membership Interest” means the Class A Membership Interests and the Class B Membership Interests where no distinction is required by the context in which such term is used herein.

“MSC” means MidStates Capital Fund II, L.P., a Kansas limited partnership.

“Nonrecourse Deductions” has the meaning set forth in §1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in §1.704-2(b)(1) of the Regulations.

“Notice” means any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement, which shall be in writing and shall be delivered as set forth in Section 19.2 hereof.

“Officer” means, collectively, and “Officer” means each of, individually, the Chief Executive Officer, the President, the Secretary and any other Officer of the Company elected or designated by the Board of Directors, as provided herein, to act on behalf of the company pursuant to the provisions of this Agreement.

“Percentage, Interest” means, with respect to a Member as of any date, such Member’s portion of all of the outstanding Units, expressed as a percentage, and adjusted from time to time in accordance with this Agreement. The percentage referenced in the preceding sentence shall be determined (a) by dividing (x) the total number of Units held by such Member as of such date by (y) the total number of Units outstanding as of such date

“Permitted Transfer” means any Transfer of the Membership Interest of a Member permitted under the terms of this Agreement.

“Person” means any individual, partnership, limited liability company, corporation, trust, or other entity.

“Personal Representative” means (i) with respect to any individual, such Person’s heirs, legatees, legal representative, executor, successors, transferees, assigns or any other Person who succeeds to a Person’s estate following such Person’s death, legal incompetence or Bankruptcy and any transferee of such successor; and (ii) with respect to any Person, other than an individual, such Person’s successors, transferees, assigns or any other Person who succeeds to such Person’s estate following such Person’s dissolution or Bankruptcy or any transferee of such successor.

“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with §703 of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to §703 of the Code shall be included in taxable income or loss), with the following adjustments:

(i)                                     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)                                  Any expenditures of the Company described in §705(a)(2)(B) of the Code or treated as expenditures under §705(a)(2)(B) of the Code pursuant to §1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses”, shall be subtracted from such taxable income or loss;

(iii)                               In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)                              Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)                                 In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the terms hereof; and

(vi)                              To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to §§734(b) or 743(b) of the Code is required pursuant to §1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(vii)                           Notwithstanding any other provision contained herein to the contrary, any items that are specially allocated pursuant to Section 4.5 or 4.6 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.5 and 4.6 hereof shall be determined by applying rules analogous to those set forth in Sections (i) through (vi) above.

“Regulations” means the Income Tax Regulations including Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.6 hereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any similar federal statute, together with the rules and regulations promulgated thereunder, as the same are in effect from time to time.

“Security” or “Securities” means any units of membership interest (including Class A Units or Class B Units) and any debt securities (including debentures and notes) of the Company whether or not presently authorized, and rights, options or warrants to purchase such membership interests, and securities of any type whatsoever that are, or may become, convertible into membership interests; provided that the terms “Security” and “Securities” do not include (i) securities issued pursuant to any acquisition of another business entity, merger, or purchase of substantially all the assets of another business entity, (ii) any borrowings from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features such as warrants, options or other rights to purchase membership interests and are not convertible into membership interests of the Company; (iii) securities issued to employees, officers or directors of the Company pursuant to any option, unit purchase or unit bonus plan, agreement or arrangement approved by the Board; (iv) securities issued in connection with any unit split, unit dividend or recapitalization of the Company; (v) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of Securities pursuant to subsections (i) through (iv) above; and (vi) any securities issuable upon the exercise or conversion of Securities according to their terms.

“Substitute Member” means any Person admitted to the Company as a Member pursuant to Article 13 hereof.

“Super-Majority Vote” means (i) the affirmative vote or consent of Members holding more than 66-2/3% of the total Units then held by the Members, or (ii) with respect to actions to be taken by any class of Members voting as a class, the affirmative vote or consent of the Members of such class holding more than 66-2/3% of the Units then held by all the Members of such class; provided, however, where the vote or consent concerns a matter on which a Member cannot vote in accordance with the terms of this Agreement or applicable law (other than the failure of such a Member to attend a meeting for such vote) the Members shall not include such Member in the calculation of the Units then held by Members the votes or consents with respect to such matter.

“Tax Distributions” hall have the meaning set forth in Section 5.2.

“Taxing Authority” means any federal, state, local or foreign government, or instrumentality thereof, that levies and collects taxes, interest or penalties, however, designated, on the Company’s income or gain (or on any Member’s share of such income or gain).

“Transfer” means as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation or other disposition and, as a verb, to voluntarily or involuntarily transfer, sell, pledge, hypothecate or otherwise dispose of.

“Unit” means the Membership Interest of a Member, expressed numerically. Each Unit represents a proportionate share of all of the Membership Interests. The number of Units held by each Member is set forth opposite such Member’s name on Exhibit A attached hereto, as modified from time to time in connection with the subsequent issuance, transfer or other matters affecting the Units and Members.

“Unreturned Capital Contribution” means the amount of each Class A Member’s original Capital Contribution plus any additional Capital Contributions made by such Member reduced by the amount of any distributions received by such Member pursuant to Section 5.1(b).

“Withdrawal” means the retirement, resignation, withdrawal, or any other voluntary event that terminates the continued Membership Interest of a Member. “Withdraw” means to retire, resign, withdraw, or otherwise voluntarily terminate the continued Membership Interest of a Member. “Withdrawing” means the act of retiring, resigning, withdrawing, or otherwise voluntarily terminating the continued Membership Interest of a Member.

1.2                               Other Terms. All initially capitalized terms used in this Agreement that are not defined in Section 1.1 hereof shall have the meanings set forth elsewhere in this Agreement.

ARTICLE 2

ORGANIZATION

2.1                               Organization. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. The Members and the Company hereby ratify and affirm that Kevin R. Burns is an “authorized person” within the meaning of the Act for the execution, delivery and filing of the Certificate of Formation and other acts necessary or advisable in connection with the formation of the Company. Further, the execution, delivery and filing of the Certificate of Formation by such authorized person is hereby ratified and affirmed. The Company, and if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware. This Agreement is adopted and approved as the limited liability company agreement of the Company and shall govern the business and affairs of the Company, the relationship among the Members and the rights and obligations of the Members.

2.2                               Name. The name of the Company is Baskins Acquisition Holdings, LLC. All business of the Company shall be conducted in such name or any other name adopted by the Members in accordance with the Act.

2.3                               Principal Office; Registered Office; Registered Agent.

(a)                   The principal office or principal executive office of the Company shall initially be 1800 Baltimore Avenue, Suite 300, Kansas City, Missouri 64108; provided, however, that commencing on or about July 1, 2009 the principal office or principal executive office of the Company shall be 205 Commerce Street, Livingston, Texas 77351, or such other location as the Members may designate from time to time.

(b)                   The registered office of the Company in the State of Delaware shall be the initial registered office named in the Articles or such other location as the Members may designate from time to time.

(c)                    The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Articles or such other Person as the Members may designate from time to time.

2.4                               Purposes. The Company is organized to (a) engage in any and all business activities that may lawfully be conducted by a limited liability company under the Act; and (b) exercise all powers necessary to, connected with or incidental to the accomplishment of any business that may lawfully be conducted by limited liability companies under the Act

2.5                               Duration. The date of formation and commencement of existence of the Company shall be the date specified in the Articles. Except as provided in Section 15.1 hereof, the existence of the Company shall be perpetual.

2.6                               No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be a partner or joint venture of any other Member by virtue of this Agreement, for any purposes other than federal and, if applicable, state tax purposes, and neither this Agreement nor any other document entered into by the Company or any Member shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE 3

MEMBERS AND CAPITAL CONTRIBUTIONS

3.1                               Membership Interests. The name of each Member, together with the Initial Capital Contribution made by such Member and the number of Units held by such Member, is as set forth on Exhibit A attached hereto, which shall be amended from time to time as required to reflect any change with respect to the information set forth therein.

3.2                               Initial Capital Contributions; Units of Class A and B Membership Interests.

(a)                   The capital to be contributed to the Company by the investors in the Class A Membership Interests shall be equal to $4,000,000 which shall be divided into 4,000 Units of Class A Membership Interest at $1,000 per Unit of Class A Membership Interest.

(b)                   The maximum number of Class B Units the Company shall issue is 850.

3.3                               Additional Capital Contributions. Except as otherwise expressly provided in this Agreement or in any other agreement among the Members or as required by applicable law, a Member shall be liable only to make his Initial Capital Contributions and shall not be required to lend funds to the Company or, after his Initial Capital Contributions have been made or paid, to make any additional Capital Contributions to the Company.

3.4                               Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member. In accordance with § 1.704-1(b)(2)(iv)(1) of the Regulations, if a Member Transfers all or any portion of his Membership Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor attributable to the transferred Membership Interest, and a separate Capital Account shall thereafter be maintained for such transferee.

3.5                               Other Matters.

(a)                   Except as otherwise provided in this Agreement, no Member shall demand or receive a return of his Capital Contributions without the consent of all the Class A Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash in return for such Member’s Capital Contributions.

(b)                   Except as otherwise provided in this Agreement, no Member shall receive any interest, salary, or drawing with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Company or otherwise in his capacity as a Member.

3.6                               Additional Funds. The Members recognize that the Company may require additional funds to pay the costs of conducting its business. If the Members determine that additional funds are required to pay such costs, the additional funds may be obtained by (a) utilizing any reserves established by the Company; (b) obtaining loans from third parties on such terms as the Members determine; (c) obtaining a loan from one or more of the Members in accordance with Section 7.8(c) hereof; (d) issuing Additional Membership Interests to existing Members or other Persons in accordance with Section 7.11 hereof.

ARTICLE 4

ALLOCATIONS

4.1                               Profits. After giving effect to the special allocations set forth in Sections 4.5 and 4.6 hereof, Profits for any Fiscal Year shall be allocated in the following order and priority:

(a)                   First, to the Members in proportion to, and to the extent of, any deficit balances in their respective Capital Accounts until all such Capital Accounts have been restored to zero;

(b)                   Second, after giving effect to the allocations made pursuant to Section 4.1(a), among the Members as necessary to cause the Capital Account balance of each Member to at least equal such Member’s Unreturned Capital Contribution;

(c)                    Third, after giving effect to the allocations made pursuant to Sections 4.1(a) and 4.1(b). among the Members as necessary to cause the Capital Account balance of each Member to at least equal the sum of (i) such Member’s Unreturned Capital Contributions plus (ii) such Members unpaid Class A Preferred Return (the sum of the amounts in clauses (i) and (ii) for each Member is such Member’s “Total Preference Amount”); and

(d)                   Fourth, after giving effect to the allocations made pursuant to Sections 4.1(a) through 4.1(c), among the Members as necessary to cause the portion of each Member’s Capital Account balance exceeding such Member’s Total Preference Amount to be in proportion to each such Member’s then respective Percentage Interest.

4.2                               Losses. After giving effect to the special allocations set forth in Sections 4.5 and 4.6 hereof, and subject to the limitations set forth in Section 4.4 hereof, Losses for any Fiscal Year shall be allocated among the Members in the following order and priority:

(a)                   First, among the Members as necessary to cause each Member’s capital Account balance to equal such Member’s Total Preference Amount;

(b)                   Second, after giving effect to the allocations made pursuant to Section 4.2(a), among the Members as necessary to cause the Capital Account balance of each Member to equal such Member’s Unreturned Capital Contribution;

(c)                    Third, after giving effect to the allocations made pursuant to Section 4.2(a) and 4.2(b), among the Members as necessary to cause the Capital Account balance of each Member to equal zero; and

(d)                   Fourth, among the Members in proportion to their respective Percentage Interests.

4.3                               Change in Financial Rights. Notwithstanding anything to the contrary contained in this ARTICLE 4, if the Financial Rights held by any Member changes during a Fiscal Year for any reason, the allocations of Profits, Losses and items of income, gain, loss, and deduction shall be adjusted as necessary to reflect the varying Financial Rights of the parties during such Fiscal Year. Such adjustment shall be based on the proportion of the Fiscal Year such person held such Financial Rights; provided, however, in the event of any significant transactions or uneven income or loss, the Members may direct that a closing of the books method or a hybrid method be used.

4.4                               Limitation on Losses. The Losses allocated pursuant to Section 4.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.2 hereof, the limitation set forth in this Section 4.4 shall be applied on a Member by Member basis so as to allocate the maximum permissible Loss to any Member under §1.704-1(b)(2)(ii)(d) of the Regulations.

4.5                               Special Allocations. The following special allocations shall be made in the following order:

(a)                       Minimum Gain Chargeback. Except as otherwise provided in §1.704-2(f) of the Regulations, notwithstanding any other provision of this ARTICLE 4, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Person’s share of the net decrease in Company Minimum Gain, determined in accordance with §1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto, and the items to be allocated shall be determined in accordance with §§1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 4.5(a) is intended to comply with the minimum gain chargeback requirement in §1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)                       Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in §1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this ARTICLE 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Person who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with §1.704-2(i)(4) of the Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Person’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with §1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto, and the items to be allocated shall be determined in accordance with §§1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 4.5(b) is intended to comply with the minimum gain chargeback requirement in §1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith. It is the intent that this Section 4.5(c) be interpreted to comply with the alternative test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(c)                        Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in §§1.704-1(b)(2)(ii)(d)(4), 1.704-

1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, an allocation pursuant to this Section 4.5(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE 4 have been tentatively made as if this Section 4.5(c) was not in this Agreement.

(d)                       Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of §§1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, an allocation pursuant to this Section 4.5(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE 4 have been made as if Section 4.5(c) hereof and this Section 4.5(d) were not in this Agreement.

(e)                        Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated among the Members in proportion to the ratio of the Profits or Losses allocated to each Member to the total Profits or Losses allocated to all Members.

(f)                         Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with §1.704-2(i)(1) of the Regulations.

(g)                        §754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to §§734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of his interest in the Company, pursuant to §1.704-1(b)(2)(iv)(m)(2) or §1.704-1(b)(2)(iv)(m)(4) of the Regulations, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in proportion to their interest in the Company in the event that §1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Member to whom such distribution was made in the event that §1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

4.6                               Curative Allocations. The allocations set forth in Sections 4.4, 4.5(a), 4.5(b), 4.5(c), 4.5(d), 4.5(e), 4.5(f), and 4.5(g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.6. Therefore, notwithstanding any other provision of this ARTICLE 4 (other than the Regulatory Allocations), the Company shall make offsetting special allocations of other items of Company income, gain, loss or deduction among the Members so that after, such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 4.1, 4.2 and 4.7 hereof. Any elections or decisions relating to allocations made pursuant to this Section 4.6 shall be made by the Members and, in exercising their discretion under this Section 4.6, the Members shall take into account future Regulatory Allocations under Sections 4.5(a) and 4.5(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.5(e) and 4.5(f) hereof.

4.7                               Other Allocations Rules.

(a)             For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any other items allocable to any period, shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under §706 of the Code and the Regulations thereunder.

(b)             Except as otherwise provided in this Agreement, all items of Company income, gain, loss, and deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

(c)              The Members are aware of the income tax consequences of the allocations made by this ARTICLE 4 and hereby agree to be bound by the provisions of this ARTICLE 4 in reporting their share of Company income and loss for income tax purposes.

(d)             To the extent permitted by §1.704-2(h)(3) of the Regulations, the Company shall endeavor to treat distributions of Cash Available For Distribution as having been made from the proceeds of a Nonrecourse Liability only to the extent that such distributions would cause or increase an Adjusted Account Deficit for any Member.

4.8                               Tax Allocations.

(a)                       In accordance with §704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value set forth in Section 1.2 hereof).

(b)                       In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition thereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under §704(c) of the Code and the Regulations thereunder.

(c)                        Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing any Person’s Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

ARTICLE 5

DISTRIBUTIONS

5.1                               Cash Available For Distribution. Except as otherwise provided in Section 5.2 and 15.1 hereof with respect to tax distributions and the dissolution of the Company, Cash Available For Distribution, if any, shall be distributed, at such times as the Members shall determine, in the following order and priority:

(a)                       First, to the Class A Members in proportion to the Class A Preferred Return of all Class A Members until they have received aggregate distributions under this Section 5.1(a) equal to their respective Class A Preferred Return;

(b)                       Second, to the Class A Members in proportion to the Unreturned Capital Contributions of all Class A Members until the amount of their respective Unreturned Capital Contribution equals zero; and

(c)                        Third, among the Members in proportion to their Percentage Interests.

5.2                               Special Tax Distributions. Notwithstanding any other provisions of this Agreement to the contrary, within ninety (90) days following the end of each Fiscal Year, to the extent of available cash, the Company shall make a distribution of cash (a “Tax Distribution”) to each Member in an amount equal to the Presumed Tax Liability of each Member. As used herein, the term “Presumed Tax Liability” means for each Member for each Fiscal Year an amount equal to the product of (a) the amount of taxable income (in computing taxable income any items required to be separately stated under §703 of the Code shall be included in taxable income) allocated to such Members for the applicable Fiscal Year, and (b) the highest marginal tax rate on net income (excluding interest and penalties) imposed on individuals under applicable state and federal tax laws for the applicable Fiscal Year. To the extent that available cash is not sufficient to make a Tax Distribution of the Presumed Tax Liability for all Members, the available cash shall be distributed proportionately based on the Presumed Tax Liability of each Member.

5.3                               Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this ARTICLE 5 for all purposes under this Agreement. The Company is authorized to withhold from distributions to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code, the Regulations or any provision of any other federal, state or local law and shall allocate such amount to the Member with respect to which such amount was withheld.

5.4                               Limitation on Distributions.

(a)                       The Company shall make no distributions to the Members except (i) as provided in this ARTICLE 5 and Section 15.3 hereof, or (ii) as otherwise agreed to by all of the Class A Members.

(b)                       No distribution may be made by the Company if, after giving effect to the distribution, (i) the Company would be unable to pay its debts as they become due in the normal course of business; or (ii) the Company’s total assets would be less than its total assets plus, the amount that would be needed to satisfy the preferred rights, if any, upon dissolution of any Member whose preferential rights are superior to the rights of Members receiving the distribution; provided, however, any liability for which the recourse of creditors is limited to specified property of the Company shall be excluded from the Company’s total liabilities; provided further, however, the fair market value of any asset that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair market value thereof exceeds the liability to which such asset is subject.

(c)                        The effect of a distribution under Section 5.4(b) hereof shall be determined as of (i) the date on which the distribution is authorized, if payment of the distribution occurs not later than four (4) months following the date on which such distribution was authorized; or (ii) the date on which the distribution is paid, if payment is made more than four (4) months after the date on which such distribution was authorized.

5.5                               Division Among Members. Whenever this Agreement requires that distributions of Cash Available For Distribution be distributed to any class of Members, such distributions shall be divided among the Members of such class in proportion to the ratio of the number of Units held by each Member of such class to the total number of Units held by all Members of such class as of the first day of the applicable Fiscal Year (or other period); provided, however, if the number of Units held by any Member of a class changes during any Fiscal Year (or other Period), Cash Available For Distribution for each month shall be distributed among the Members of such class in proportion to the number of Units held by each Member of such class as of the first day of each month during such Fiscal Year (or other period), and each such Member’s share of Cash Available For Distribution for such Fiscal year shall be equal to the sum of his share of the Cash Available For Distribution for each month during such Fiscal Year (or other period).

ARTICLE 6

BOARD OF DIRECTORS

6.1                               Rights and Power of the Board of Directors. (a) The Company shall be managed and the conduct of its business affairs shall be controlled exclusively by the Board of Directors, initially consisting of up to five (5) Directors. All actions by the Directors will be effective once a majority of the Directors Approve such action. The Board may delegate the management and conduct of the Company’s day-to-day business affairs to Officers of the Company that may be retained by the Company from time to time. The rights, powers and duties of the Officers in Article 6 of this Agreement shall be deemed to have been delegated to the Officers by the Board, provided that, the Board retains the right to remove, restrict, or alter any powers and rights delegated thereunder.

6.2                               Protection from Reliance in Good Faith. In performing his or her duties, each Director shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Members, the Officers, the other Directors, employees, or committees of the Board, or by counsel, public accountants, or any other person as to matters the Board reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including without limitation information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

6.3                               Election and Replacement of Directors. Directors shall be elected by the Members in accordance with the procedures set forth under this Section 6.3. Directors shall be elected at annual meetings of the Members in accordance with the following: (i) DSV shall appoint one Director (the “DSV Director”); (ii) Banyan shall appoint one Director (the “Banyan Director); (iii) CGP shall appoint one Director (the “CGP Director); and (iii) the remaining two (2) Directors shall be elected by a Majority Vote of the Members. MSC and CapSource shall each be entitled to appoint one (1) Board Observer. Each Director shall serve a term of one (1) year and until his or her successor shall be duly elected or appointed, as the case may be, or until the earlier of death, resignation, removal or disqualification. Any Director may be removed upon the Majority Vote of the Members, with or without cause; provided, however that only DSV, Banyan, and CGP may remove a DSV Director, a Banyan Director, or a CGP Director, respectively, and appoint such removed Director’s replacement. A Director may resign at any time giving written notice to the Secretary of the Company. The resignation is effective without acceptance when it is actually received by the Secretary, unless a later effective time is specified in the resignation. The Board of Directors shall initially consist of Joe T. Hays (the DSV Director), John A. Miller (the Banyan Director), and William Reisler (the CGP Director). The Board Observers shall have the same rights as Directors except that they shall not have the right to vote at meetings of the Board of Directors.

6.4                               Liability of the Board of Directors. No Director nor any of such Director’s agents, partners, employees, counsel or Affiliates shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act (even if such action or failure to act constituted negligence on such Person’s part) on behalf of the Company within the scope of the authority conferred on the Board of Directors by this Agreement or by law, unless such act or failure to act was performed or omitted willfully or intentionally and in bad faith.

6.5                               Duties of the Board of Directors.

(a)                       The Board of Directors shall take all actions that may be necessary or appropriate for the conduct of the Company’s business in accordance with the provisions of this Agreement and applicable laws and regulations.

(b)                       The Board of Directors shall act at all times in good faith and with that degree of care that a prudent person in a like position would use under similar circumstances.

6.6                               Authority to Act for the Company. Each Director shall have the authority to act for and bind the Company, including with respect to the execution and delivery of any document or instrument on behalf of the Company, to the extent and only to the extent that the act has been approved by the Board in accordance with the terms and provisions of this Agreement.

6.7                               Meetings of Board of Directors.

(a)                       The Board may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as it shall determine from time to time.

(b)                       Regular meetings of the Board shall be held at such times and at such places as the Board may determine. No notice shall be required for any regular meeting of the Board.

(c)                        Special meetings of the Board shall be held whenever called by any one or more Directors then in office. Notice of the day, hour and place of holding of each special meeting shall be given by email or facsimile or by causing the same to be transmitted by personal delivery, telegraph, or cable at least two (2) Business Days before the meeting to each Director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any special meeting. At any meeting at which every Director shall be present, even though without notice, any business may be transacted.

(d)                       A majority of the Directors in office shall constitute a quorum for the transaction of business. If at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time.

(e)                        The members of the Board may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

6.8                               Major Decisions. The following actions or decisions may not be taken by the Board without the consent of the holders of seventy-five percent (75%) of the Class A Members:

(a)                       changing the purposes of the Company or the nature of its business from the retail sale of western and work wear or causing or permitting the Company to engage in any activity that is not consistent with such business;

(b)                       acting in contravention of this Agreement;

(c)                        acting in a manner which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(d)                       confessing a judgment against the Company;

(e)                        merging into or consolidating with any other Person or changing the Company’s legal structure;

(f)                         dissolving the Company;

(g)                        paying or declaring any dividend or distribution on any Membership Interests or other securities of the Company, other than (A) the Class A Membership Interests or (B) tax distributions as provided for herein;

(h)                       authorizing any units or other securities superior to or on parity with the Class A Membership Interests as to distributions, dividends, liquidation, redemption, conversion, registration rights, voting or assets, and any securities exchangeable, convertible or exercisable for such units or securities;

(i)                           altering or changing any of the powers, preferences, privileges or rights of the Class A Membership Interests or increasing or decreasing the total number of authorized Class A Membership Interests;

(j)                          reclassifying any Class B Membership Interests into units or other securities having preferences superior to or on parity with the Class A Membership Interests as to distributions, dividends, liquidation, redemption, conversion, registration rights, voting or assets;

(k)                       amending, repealing, or adding to any provision of the Company’s Articles or this Operating Agreement that adversely affects the holders of Class A Membership Interests;

(l)                           authorizing the voluntary or involuntary liquidation, dissolution or winding up of the Company or its business;

(m)                   selling all or substantially all of the assets of the Company;

(n)                       the commencement of any case, proceeding or other action on behalf of the Company under any existing or future law relating to bankruptcy, insolvency, reorganization or the relief of debtors or soliciting any other party to take any action in furtherance of the foregoing; and

(o)                       making an assignment for the benefit of creditors.

6.9                               Independent Activities. Subject to Section 6.10, the Directors may, notwithstanding the existence of this Agreement, engage in whatever activities they choose without having or incurring any obligation to offer any interest in such activities to the Members, and each Member hereby waives, relinquishes and renounces any such right or claim of participation.

6.10                        Committees. The Board of Directors may create one (1) or more committees. All members of committees of the Board of Directors must be members of the Board of Directors and shall serve at the pleasure of the Board of Directors; provided, that non-Directors may serve on any special litigation committees. The creation of a committee and appointment of a member or members to it must be approved by a majority of all the Directors in office when the action is taken. The provisions of the Act and this Agreement which govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to committees and their members as well. The Board Observers shall have the right to receive notice of all committee meetings, the right to attend all such committee meetings and the right to receive all documents delivered to the committee members.

ARTICLE 7

MEMBERS

7.1                               No Agency or Authority. No Member is an agent of the Company solely by virtue of being a Member, and no Member has the authority to act for the Company solely by virtue of being a Member.

7.2                               Admission of New Members. The Board of Directors may from time to time create and issue new and additional Membership Interests of such classes, to such persons and on such terms, conditions and provisions as approved by the Board. Transferees and assignees of existing Membership Interests may be admitted to membership only in accordance with Article 11 of this Agreement and with consent of the Board.

7.3                               Further Assurances. The Members shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to comply with the requirements for the operation of a limited liability company under the laws of the State of Delaware and all other jurisdictions in which the Company may from time to time conduct business.

7.4                               No Required Meetings; Action by the Members.

(a)                       Meetings. The Members may, but shall not be required to hold any annual, periodic or other formal meetings. However, meetings of the Members, may be called by any Director, or by any Member or Members holding at least 5% of the Percentage Interests. The Director, Member or Members calling the meeting may designate any place within the States of Texas or Arkansas as the place of meeting for any meeting of the Members; and the Members, by a Super-Majority Vote, may designate any place outside such States as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company.

(b)                       Notice of Meetings. Except as provided in the following sentence, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten, nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Director, Member or Members calling the meeting, to each Member entitled to vote at such meeting. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

(c)                        Record Date. The record date for the purpose of determining the Members entitled to notice of a Members’ meeting, for demanding a special meeting, for voting, or for taking any other action shall be the tenth (10th) day prior to the meeting or other action.

(d)                       Quorum. A majority of all Membership Interests shall constitute a quorum for transaction of business at any meeting of Members. Member action shall be by Majority Vote of all Membership Interests, whether or not present and voting. No cumulative voting shall be permitted or allowed.

(e)                        Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote were present and voted. Each such consent shall bear the date of signature of each Member signing the consent. Except as otherwise required by the Act, no prior notice from the signing Members to the Company or other Members shall be required in connection with the use of a written consent pursuant to this Section 7.4(d). Notification of any action taken by means of a written consent of Members shall, however, be sent within a five (5) days after the date of the consent by the Company to all Members who did not sign the written consent. The written consents shall be delivered to the Company for inclusion in the minutes. The record date for determining Members entitled to take action without a meeting is the first date a Member signs the consent to such action.

(f)                         Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A facsimile, telegram, telex, cablegram or other means of electronic transmission by the Member or a photographic, photostatic, facsimile or other means of electronic reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 7.4(f). No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

(g)                        Conference Telephone Meetings. Meetings of the Members may be held by means of conference telephone or similar communications equipment so long as all Persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

7.5                               Voting Rights. The Members shall have the right to vote on the matters expressly set forth in this Agreement and such other matters as are otherwise presented to the Members for a vote in accordance with the procedures set forth herein. Except as otherwise provided herein, each Member: (a) is a voting Member; (b) shall be entitled to vote with respect to his Membership Interest, regardless of class; and (c) shall be entitled to exercise a percentage voting power equal to such Member’s Percentage Interest in Governance Rights. Notwithstanding the foregoing, no Member or Holder who holds only Financial Rights shall be entitled to vote; and no assignee or transferee of a Member’s Financial Rights shall be entitled to vote unless and until such Person becomes a Substitute Member in accordance with the provisions of Section 13.7 hereof.

7.6                               Standard of Conduct. Each Member shall discharge his duties as a Member in good faith, in a manner the Member reasonably believes to be in the best interest of the Company and with the care an ordinary prudent person in a like position would exercise under similar circumstances.

7.7                               Limitations on Liability.

(a)                       A Member shall not be liable for any action taken as Member, or any failure to take action as a Member, except to the extent that: (i) such action or failure to take action constitutes a breach of this Agreement; (ii) the conduct of a Member fails to comply with the standards set forth in Section 7.6 hereof.

(b)                       No Member shall be personally liable for the acts, debts, liabilities, or any obligations of the Company, whether such arise in contract, tort or otherwise. A Member shall be liable only to make required Capital Contributions and, except as otherwise expressly provided herein, shall not be required to lend any funds to the Company.

7.8                               Expenses and Loans.

(a)                       All expenses incurred in connection with the formation and organization of the Company shall be borne by and shall be payable by the Company, and to the extent paid by any Member, the Company shall reimburse such Member the full amount thereof.

(b)                       All usual and customary expenses of operating the business of the Company shall be borne and shall be payable by the Company, and the Company shall adopt policies and procedures respecting the reimbursement of expenses incurred by the Members on behalf of the Company. Each Member may charge the Company for and obtain reimbursement of expenses reasonably incurred on behalf of the Company provided that such expenses are the type approved for reimbursement by the Company pursuant to the reimbursement policies and procedures in effect at the time that the expense is incurred.

(c)                        With the consent of the Members, any Member or Affiliate of a Member may lend or advance money to the Company. If any Member or Affiliate shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of any such loan or advance by a Member or Affiliate of a Member shall be repayable solely out of the Company’s assets and shall bear interest at a rate set by the Board of Directors.

7.9                               Withdrawal Rights. Unless all of the Class A Members have consented to and approved all of the terms and conditions thereof, no Member shall have right or power to, and each Member covenants that he will not, Withdraw from the Company. Any attempt to Withdraw without such consent shall be null, void and of no force or effect. If any Member Withdraws or attempts to Withdraw from the Company in violation of this Section 7.9 (any such Withdrawal is referred to as an “Adverse Withdrawal”):

(a)                       Such Member shall have breached this Agreement;

(b)                       Such Member shall be liable to the Company and the remaining Members for any and all damages caused by such Adverse Withdrawal, including, without limitation, attorneys’ fees and disbursements incurred in connection therewith (whether at trial, on appeal or otherwise);

(c)                        If the Company is required to, or otherwise elects to recognize, any Adverse Withdrawal, effective as of the date of such Adverse Withdrawal, and without further action on the part of the Company or such Member: (i) the Membership Interest of such Member shall become an Assignee Interest, (ii) such Member shall become a Holder, and (iii) such Member shall not be entitled to receive the fair value of its Membership Interest.

7.10                        Appraisal and Dissenters’ Rights. Except to the extent expressly provided in this Agreement, no Member shall have any appraisal rights or dissenters’ rights with respect to his Units, Membership Interest or any other interest in the Company in connection with: (a) any merger, consolidation, other business combination or recapitalization to which the Company is a party; (b) any sale, exchange or other disposition of any assets or properties of the Company; (c) any amendment to any provision of this Agreement; or (d) any other matter, thing or event affecting the Company.

7.11                        Issuance of Additional Membership Interests.

(a)                       Issuance of Additional Membership Interests to New Members. From time to time, any Person acceptable to the Board of Directors may become a Member in the Company by the issuance by the Company of Additional Membership Interests for such consideration as the Board of Directors shall determine, subject to the terms and conditions of this Agreement.

(b)                       Issuance of Additional Membership Interests to Existing Members. From time to time, the Company may issue Additional Membership Interests to one or more existing Members for such consideration as the Board of Directors shall determine, subject to the terms and conditions of this Agreement.

(c)                        Part Year Allocations With Respect to New Members. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. In accordance with the provisions of Section 706(d) of the Code and the Regulations promulgated thereunder, the Board may, at its option, at the time a new Member is admitted, close the Company books (as though the Company’s Fiscal Year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s Fiscal Year in which a member became a member.

ARTICLE 8

MEMBERS’ REPRESENTATIONS AND WARRANTIES

8.1                               General Representations and Warranties. As of the date hereof, each Member hereby makes each of the following representations and warranties that are applicable to such Member, and such warranties and representations shall survive the execution and delivery of this Agreement:

(a)                       Such Member has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of such Member.

(b)                       If such Member is a corporation, trust, partnership, limited partnership or limited liability company:

(i)                                     It is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, creation or formation and has the power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.

(ii)                                  It is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.

(iii)                               The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action and will not conflict with or violate any provisions of the charter, articles of incorporation, bylaws, trust agreement, partnership agreement, articles of organization, certificate of formation or operating agreement of such Member.

(c)                        Neither the execution, delivery, and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby will (i) conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member; (ii) conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets is subject; (iii) conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member is a party or by which such Member is or may be bound; or (iv) result in the creation or imposition of any lien upon any of the material properties or assets of such Member.

(d)                       Any registration, declaration or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the effective date of this Agreement.

(e)                        There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of its properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the financial condition of such Member; and such Member has not received any currently effective notice of any default, and such Member is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

8.2                               Investment Representations. As of the date hereof, each Member hereby makes each of the following representations and warranties with respect to such Member’s investment in the Company, which such representations and warranties shall survive the execution and delivery of this Agreement:

(a)                       Such Member’s acquisition of its Membership Interest is being made for its own account for investment, and not with a view to the Transfer, sale or distribution thereof.

(b)                       Such Member (i) is acquiring its Membership Interest based upon his own investigation; (ii) agrees that the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise; (iii) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company; (iv) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the Company and an investment therein and to verify information furnished to such Member; and (v) has had the opportunity to ask questions of representatives of the Company and regarding such Member’s investment therein.

(c)                        Such Member understands that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act or any applicable state securities laws; and (ii) pursuant to the terms of this Agreement, there are restrictions on the Transfer of the Membership Interests. Furthermore, such Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act or any applicable state securities laws or to provide any Member with information or assistance in complying with any exemption under the Securities Act or any applicable state securities laws.

(d)                       Such Member is an accredited investor, as such term is defined under Regulation D promulgated by the Securities Exchange Commission under the Securities Act.

ARTICLE 9

OFFICERS

9.1                               Officers. The Company shall have a Chief Executive Officer, President and a Secretary and may have such other Officers as the Board of Directors may from time to time deem necessary or advisable. Such other Officers may include, without limitation one or more vice presidents, a chief financial officer, treasurer, a controller and one or more assistant treasurers and assistant secretaries.

9.2                               Power and Authority of Officers. Subject to the terms of this Agreement and in accordance with the policies and directives of the Board of Directors, the day to day management and control of the Company and its business and affairs shall be conducted by, or under the direction of, the Officers. The Officers shall have the duties specified in this Agreement or by the Board of Directors; and the Officers shall have the right, power and authority specified in this Agreement, by the Board of Directors or which are necessary, advisable or convenient to the discharge of their duties.

9.3                               Election and Term. The Board of Directors shall elect a Chief Executive Officer, a President and a Secretary, together with such other Officers as the Board of Directors shall determine. Each Officer shall serve at the pleasure of the Board of Directors until his successor is elected and qualified or until his earlier resignation or removal.

9.4                               Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company. As the chief executive officer, but at all times subject to the direction of the Board of Directors, the Chief Executive Officer shall be primarily responsible for the general overall supervision of the business and affairs of the Company and for implementing the policies and directives of the Board of Directors. The Chief Executive Officer shall, when present, preside over all meetings of the Members. The Chief Executive Officer shall have the right, power, authority and responsibility to manage the day to day affairs of the Company in accordance with the policies and directives of the Board of Directors and shall in general perform such other duties as may be assigned by the Board of Directors from time to time.

9.5                               President. If there is no separate Chief Executive Officer of the Corporation, then the President shall be the chief executive officer of the Corporation and shall have all the duties and authority given under these Bylaws to the Chief Executive Officer. The President shall otherwise be the chief operating officer of the Corporation and shall perform any and all acts under the direction and supervision of the Chief Executive Officer as the Chief Executive Officer may require in connection with the execution of the general business of the Corporation. The President shall perform such other duties and have such other authority as may from time to time be delegated by the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer.

9.6                               Secretary. The Secretary shall: (a) maintain the Company’s records including, without limitation the records described in Sections 12.1 and 12.2 hereof; (b) attend all meetings of the Members and record minutes thereof; (c) give, or cause to be given, such Notice as may be required of all meetings of the Members; (d) authenticate records of the Company; and (e) perform such other duties as the Members may from time to time prescribe or delegate.

9.7                               Right to Rely on Director, Chief Executive Officer, President or Secretary. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by either a Director, the Chief Executive Officer, the President or the Secretary as to: (a) the identity of any Director, Member or Officer; (b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a Member or which are in any other manner germane to the affairs of the Company; (c) the Persons who are authorized to execute and deliver any instrument or document of the Company; or (d) any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

9.8                               Standard of Conduct. An Officer shall discharge the duties of his office in good faith, in a manner the Officer reasonably believes to be in the best interest of the Company and with the care an ordinary prudent person in a like position would exercise under similar circumstances. In discharging his duties, an Officer is entitled to rely on information, opinions, reports or statements including financial statements and other financial data, if prepared or presented by one or more of the Officers or employees of the Company whom the Officer reasonably believes to be reliable and competent in the matters presented; or legal counsel, public accountants or other Persons as to matters the Officer reasonably believes are within such Person’s professional or expert competence. An Officer is not acting in good faith who has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 9.8 unwarranted. An Officer shall not be liable for any action taken as an Officer or any failure to take action, if the Officer has performed the duties of his office in compliance with this provision.

9.9                               Resignation and Removal. Any Officer may resign at any time by giving Notice to the Board of Directors. The Officers serve at the pleasure of the Board of Directors; accordingly, any Officer may be removed by the Board of Directors, at any time, with or without cause.

9.10                        Vacancies. Any vacancy in any office caused by resignation, removal, death, incompetence or otherwise, shall be filled at such time as the Board of Directors shall determine.

9.11                        Compensation. The salaries or other compensation of the Officers shall be fixed from time to time by the Board, and no Officer shall be prevented from receiving such salary or compensation by reason of the fact that he is also a Member.

9.12                        Non-Compete, Non-Disclosure, and Non-Solicitation Agreement. Each Officer of the Company shall enter into a Non-Compete, Non-Disclosure and Non-Solicitation Agreement with the Company.

ARTICLE 10

CONFLICTS OF INTEREST AND OTHER ACTIVITIES

10.1                        Conflict of Interest Transactions.

(a)                       A “Conflict of Interest Transaction” means a transaction to which the Company is a party and in which a Member has a direct or indirect interest. For purposes of this Section 10.1(a), a Member has an indirect interest in a transaction if, but not only if, another Person in which a Member has a material financial interest or in which a Member is an officer, director, member, manager, general partner or trustee is a party to the transaction. A Conflict of Interest Transaction is not voidable by the Company solely because a Member had a direct or indirect interest therein, if any one (1) of the following is true:

(i)                                     The material facts of the Conflict of Interest Transaction and Member’s interest therein were disclosed or known to all Directors, and the Members (excluding the interested Member) authorized, approved or ratified the Conflict of Interest Transaction;

(ii)                                  The Conflict of Interest Transaction was fair to the Company; or

(iii)                               The Conflict of Interest Transaction was of a nature that the conflict of interest is waived by this Agreement.

(b)                       No Member violates a duty or obligation to the Company merely because the conduct of such Member furthers the interest of such Member. To the extent that any Member lends money to or transacts other business with the Company, the rights and obligations of such Member shall be the same as those of a Person who is not a Member.

10.2                        Independent Activities; Confidentiality of Information. Except as otherwise provided in this ARTICLE 10, each Member may engage in whatever activities he chooses, without any obligation to offer any interest in such activities to the Company or any Member; provided, however that each Member covenants that for so long as he is a Member and thereafter, he will not disclose to any other Person any confidential information, except for disclosures to Members, Officers, key employees, independent accountants and attorneys of the Company as may be necessary or appropriate in the performance of a Member’s duties hereunder. For purposes of this Agreement, the term “confidential information” means and includes any and all non-public and proprietary information regarding the assets, liabilities, operations, business, affairs, financing, services, products and trade secrets of the Company, any of its Affiliates or any of their respective officers, directors, shareholders, partners, members, employees or agents. The term “confidential information” shall include, without limitation, all financial statements, financial information, projections, forecasts, business plans, methods, ideas, concepts, materials, documents, records, computer programs, customer lists, referral sources, work, models, processes, designs, drawings, plans, inventions, devices, parts, improvements, other physical and intellectual property or other information in any form whatsoever; provided, however, the term “confidential information” shall not include any information which (i) was in the possession of a Member prior to the date he became a Member; (ii) becomes generally available to the public, other than as the result of a disclosure made by the Member or his agents, attorneys, representatives or advisors; or (iii) becomes available on a non-confidential basis from a source other than the Company.

ARTICLE 11

INDEMNIFICATION

11.1                        Indemnification of Members and Officers.

(a)                       Except as otherwise prohibited by the Articles or applicable law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such Person is or was a Member, Director, Officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, partner, trustee, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust, employee benefit plan or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he reasonably believed to be in or, where not acting in his official capacity with the Company, not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not meet the standards of conduct set forth in this Section 11.1.

(b)                       Except as otherwise prohibited by the Articles or applicable law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Director, Officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, partner, trustee, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust, employee benefit plan or other enterprise or entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner he reasonably believed to be in or, where not acting in his official capacity with the Company, not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company.

(c)                        To the extent that a Member, Director or Officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 11.1(a) hereof, or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)                       Any indemnification under Sections 11.1(a) and 11.1(b) hereof (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, Director or Officer is proper in the circumstances because such Person has met the applicable standard of conduct set forth herein. Any determination respecting the authorization to indemnify any Person shall be made by the Members who are not a party to the action, suit or proceeding in question (or have been wholly successful on the merits with respect thereto); provided, however, upon the request of any or Member such determination shall be made by independent special legal counsel selected by the Members (in which vote any Member who is a party to such action, suit or proceeding may participate).

(e)                        Evaluation as to the reasonableness of expenses shall be made by the Members not at the time parties to such action, suit or proceeding; provided, however, if the Members who are not parties to such action, suit or proceeding do not constitute a quorum, evaluation as to the reasonableness of expenses shall be made by the independent special legal counsel selected as provided in Section 11.1(d) hereof or the Board.

(f)                         Expenses (including attorneys’ fees) incurred by a Member or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon (i) written affirmation by such Person of his good faith belief that he met the standards of conduct set forth herein, (ii) receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to this Section 11.1, and (iii) a determination that the facts then known to those making the determination would not preclude indemnification under this Section 11.1. Such expenses (including attorneys’ fees) incurred by Officers who are not Members, shall be so paid upon such terms and conditions, if any, as the Members deem appropriate.

(g)                        The indemnification and advancement of expenses authorized by, or granted pursuant to, this Section 11.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, rule of law, the Articles, agreement, vote of disinterested Members or otherwise, both as to actions in an official capacity and as to actions in another capacity while holding such office; provided, however, no indemnification may be made to or on behalf of any Person if a judgment or other final adjudication adverse to such Person establishes such Person’s liability for acts or omissions not in good faith or which involve fraud, intentional misconduct or a knowing violation of law.

(h)                       For purposes of this Section 11.1, any reference to the “Company” shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, governors, managers, members, employees, representatives or agents, so that any Person who is or was a director, officer, manager, member, employee, representative or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 11.1 with respect to the resulting or surviving entity as he or she would have with respect to such constituent entity if its separate existence had continued.

(i)                           The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.1 shall continue as to a Person who has ceased to be a Member, Director, Officer, employee, representative or agent and shall inure to the benefit of the Personal Representative of such Person.

(j)                          Notwithstanding anything in this ARTICLE, 11 to the contrary, the Company will not have the obligation to indemnify any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense.

11.2                        Indemnification of Others. If the Members determine that it is in the best interest of the Company to do so, the Company may indemnify any Person in its employ who is not a Member, Director or Officer to the same extent as a Member, Director or Officer.

11.3                        Contractual Indemnification. The Company shall also have the power to contract with any individual Member, Director, Officer, employee or agent for any additional indemnification the Members determine to be appropriate.

11.4                        Insurance. The Company may purchase and maintain insurance on behalf of a Person in that Person’s official capacity against any liability asserted against and incurred by the Person in or arising from that capacity, whether or not the Company would have been required to indemnify the Person against the liability under the provisions of this ARTICLE 11.

ARTICLE 12

FISCAL MATTERS; BOOKS AND RECORDS

12.1                        Books and Records. The Company shall maintain at its principal executive office, or at such other place or places as designated from time to time by the Members separate books of account for the Company which shall show a true and accurate record of all assets and liabilities, costs and expenses incurred, all charges and expenditures made, all credits made and received, and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied or on the basis of accounting utilized by the Company for federal income tax purposes. The expenses and expenditures chargeable to the Company shall include only those which are reasonable and necessary for the ordinary and efficient operation of the Company’s business and the performance of the obligations of the Company under any agreements relating to the business of the Company. Each Member shall, at his sole expense, have the right, at any time upon not less than five (5) days prior Notice to examine, copy, and audit the Company’s books and records during normal business hours. The Company shall furnish a list of the name, address and Membership Interest held by each Member to any Member who requests such list in writing for any proper purpose, and the cost of furnishing such list shall be borne by the requesting Member.

12.2                        Additional Records. In addition, the following records shall be kept and maintained at the principal place of business of the Company:

(a)                       A current list of the full name and address of each Member, together with the number of Units held by each Member;

(b)                       A current list of the full name and last known business, residence or mailing address of each Holder and the Assignee Interest held by such Holder;

(c)                        A copy of the Articles and all amendments thereto;

(d)                       A copy of this Agreement and all amendments hereto;

(e)                        Copies of the Company’s income tax returns for the three (3) most recent years;

(f)                         Copies of any writings permitted or required under the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for his Capital Contribution;

(g)                        Any written consents obtained from the Members;

(h)                       Minutes or other records of meetings, if any, of the Members; and

(i)                           Any other information required to be kept by the Act.

12.3                        Reports. The Chief Executive Officer (or any other Officer designated by the Members) shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(a)                       The Chief Executive Officer shall cause any annual reports required in accordance with the laws of any state in which the Company conducts business to be prepared and timely filed.

(b)                       As soon as available but in any event within one hundred and twenty (120) days after the end of each Fiscal Year of the Company, the Company shall provide to each Member an audited balance sheet of the Company as at the end of such Fiscal Year, audited statements of income and cash flows of the Company for such year, and an audited statement of the Members’ Capital Accounts and changes therein for such Fiscal Year, each prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and audited by independent certified public accountant selected by the Board. Such financial statements shall be accompanied by (i) an unqualified opinion of such accounting firm, and (ii) if requested by the Board, a certificate from such accounting firm, addressed to the Board, stating that in the course of its examination, nothing came to its attention that caused it to believe that there was any default by the Company in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of this Agreement or any other material agreement to which the Company is a party. The Company shall also furnish a Company prepared comparison to the Business Plan for such year.

12.4                        Other Information. In addition to the reports described in Section 12.3, the Company shall deliver to the Class A Members the following:

(a)                       Monthly Financial Statements. As soon as available, but in any event within twenty (20) days after the end of each month, an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and cash flows of the Company for such month and for the current Fiscal Year of the Company to date, together with a comparison of such statements to the corresponding periods of the prior Fiscal Year, the Company’s then current Business Plan and a brief narrative of the results of operations for such month.

(b)                       Certificate. With respect to the financial statements called for in Section 12.4(a), a certificate executed by the chief financial officer or Chief Executive Officer of the Company certifying that, to the knowledge of such officer, such statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and such financials fairly present the financial condition of the Company and its results of operation at the date and for the periods specified, subject to year-end audit adjustments.

(c)                        Business Plan. As soon as practicable, but in any event not less than forty-five (45) days prior to the end of each Fiscal Year, an updated three-year Business Plan, and, as soon as prepared, any other budgets or revised budgets and operating or business plans prepared by the Company and submitted to the Board.

(d)                       Auditor Letters. Promptly on receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the operations and financial affairs given to the Company by its independent accounting firm.

(e)                        Senior Creditor Notices. Within five (5) days of receipt thereof, copies of any or all written notices or information received from Company’s Senior Creditor(s).

(f)                         Requested Information. With reasonable promptness (and in any event within five (5) days of the request), such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company as from time to time may be reasonably requested, including, without limitation, monthly budgets, summaries of financial plans, all information necessary for the Class A Members to prepare and file their respective economic impact statements on SBA Form 468, and any other information requested or required by any governmental agency asserting jurisdiction over any Class A Member. In addition to any other rights granted hereunder, the Company shall grant the Class A Members and the United States Small Business Administration access to the Company’s books and records for the purpose of verifying the use of proceeds to the extent required in Section 107.620 of Title 13 of the United States Code of Federal Regulations.

12.5                        Tax Returns. The Chief Executive Officer shall cause the Company’s accountants to prepare all income and other tax returns of the Company and shall cause the same to be timely filed.

12.6                        Special Basis Adjustment. In connection with any Permitted Transfer, the Members may, or at the written request of the transferee shall, on behalf of the Company and at the time and in the manner provided in §1.754-1(b) of the Regulations, to make an election to adjust the basis of the Company Property in the manner provided in §§734(b) and 743(b) of the Code. Such transferee shall pay all costs incurred by the Company in connection therewith, including, without limitation, the reasonable fees and disbursements of the Company’s attorneys and accountants.

12.7                        Tax Matters Member. CGP is hereby designated as and shall serve as the “Tax Matters Member” (as used herein, such term shall have the same meaning as the term “tax matters partner” under §6231(a)(7) of the Code) until his earlier resignation or removal. The Tax Matters Member shall have all powers and responsibilities provided in §§6222 through 6231 of the Code; provided, however, the Tax Matters Member shall not compromise any dispute with the Internal Revenue Service without the approval of the Members. The Tax Matters Member shall keep all Members informed of all significant matters and notices that may come to his attention in his capacity as Tax Matters Member from government taxing authorities which may come to the attention of the Tax Matters Member by giving Notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each Member copies of all significant written communications he may receive in such capacity. The Company shall pay and be responsible for all reasonable third party costs and expenses incurred by the Tax Matters Member in performing his duties. A Member shall be responsible for any costs incurred by the

Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. Unless the Members otherwise determine, the Tax Matters Member shall be the party designated to receive all notices from the Internal Revenue Service which pertain to the tax affairs of the Company.

(a)                       The Tax Matters Member may resign at any time by giving Notice to the Members of the Company; provided, however, any resignation shall not become effective until the first to occur of: (a) the Members have named a successor to the Tax Matters Member in accordance with the terms of this Agreement, or (b) thirty (30) days following delivery of the Notice of resignation.

(b)                       The Tax Matters Member serves at the pleasure of the Board of Directors, and may be removed by the Board of Directors at any time, with or without cause.

12.8                        Bank Accounts. All funds of the Company shall be deposited by the Company at one or more financial institutions approved by the Board of Directors. Withdrawals shall be made only on such signature or signatures as the Board shall from time to time determine; and funds shall be withdrawn only to be invested in furtherance of the Company’s business, to pay Company debts or obligations or to be distributed to the Members in accordance with this Agreement. The funds of the Company shall not be commingled with the funds of any other Person.

12.9                        Accounting Decisions. Except as otherwise expressly provided in this Agreement, all decisions as to accounting matters shall be made by the Board of Directors.

ARTICLE 13

TRANSFER OF MEMBERSHIP INTERESTS

13.1                        Restriction on Transfers. Except as otherwise expressly permitted or required by this Agreement, no Member may Transfer or offer to Transfer all, or any portion of, or any interest or rights in, the Membership Interest Rights owned by the Member, and no Holder may Transfer all, or any portion of, or any interest or rights in, any Assignee Interest held by such Holder. Each Member acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members.

13.2                        Certain Permitted Transfers. Subject to the conditions and restrictions set forth in Section 13.2(b) hereof, a Member may at any time Transfer his Membership Interest as follows, and the provisions of Sections 13.1, 13.4 and 13.11 hereof shall not apply to any such Transfer:

(a)                       All or any portion of his Membership Interest including, without limitation, the Financial Rights and Governance Rights to the Company or any other Member.

(b)                       An Assignee Interest to: (i) any member of the transferor’s immediate family, (ii) any Affiliate of the transferor (iii) the transferor’s Personal Representative to whom such Assignee Interest is transferred at death or involuntarily by operation of law; or (iv) any purchaser under the provisions of Section 13.4 hereof. Any such transferee shall become a Holder. The Transfer of an Assignee Interest shall not allow the transferee to exercise or otherwise control the transferor’s Governance Rights, and any attempt to do so shall be null and void and of no force or effect.

13.3                        Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under this Agreement unless and until the following conditions are satisfied:

(a)                       Except in the case of a Transfer of a Membership Interest at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as the Company and its counsel may deem necessary or appropriate to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement including this ARTICLE 13. In any case not described in the preceding sentence, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company.

(b)                       The transferor and transferee shall furnish to the Company the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Membership Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information, statements or returns. The Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Membership Interest until it has received such information.

(c)                        Except in the case of a Transfer at death or involuntarily by operation of law, either (i) such Membership Interest shall be registered under the Securities Act, as amended, and any applicable state securities laws, or (ii) the transferor shall, if required by the Company or its counsel, provide evidence satisfactory to the Company and its counsel that such Transfer is exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities.

(d)                       The transferor and/or the transferee reimburse the Company for all costs and expenses that it reasonably incurs in connection with such Transfer.

13.4                        Right of First Refusal. In addition to the other limitations and restrictions set forth in this ARTICLE 13, except as expressly permitted by Section 13.2 hereof, no Person (whether such Person is a Member or a Holder who holds only an Assignee Interest) shall sell or similarly dispose of all or any portion of his Membership Interest or Assignee Interest unless such Member first offers to sell such Membership Interest strictly in accordance with the terms and conditions set forth in this Section 13.4 and Section 13.11.

(a)                       As used in this Section 13.4, the following terms shall have the following meanings:

(i)                                     “Company Option Period” means the period ending at 5:00 p.m. (local time at the Company’s principal executive office) on the first Business Day following the expiration of fifteen (15) days from the date of the Option Notice.

(ii)                                  “Free Transfer Period” means the period ending at 5:00 p.m. (local time at the Company’s principal executive office) on the first Business Day following the expiration of ninety (90) days from the expiration of the Offeree Option Period (as defined in (v) below).

(iii)                               “Offered Interest” means that portion of the Membership Interest or Assignee Interest that the Selling Member desires to sell and with respect to which a Purchase Offer has been received. The Offered Interest may be all or any portion of the Membership Interest or Assignee Interest then held by the Selling Member.

(iv)                              “Offeree Members” means all Class A Members other than the Selling Member.

(v)                                 “Offeree Option Period” means the period beginning on the first Business Day following the expiration of the Company Option Period and ending at 5:00 p.m. on the fifteenth (15th) day thereafter.

(vi)                              “Option Notice” means the Notice from the Selling Member to the Company and the Offeree Members, which shall include: (A) a true and complete copy of the Purchase Offer; (B) evidence that the Proposed Purchaser is not an Affiliate of or otherwise related to the Selling Member; and (C) evidence of the financial capacity of the Proposed Purchaser to immediately consummate the Purchase Offer.

(vii)                           “Option Price” means the purchase price to be paid for the Offered Interest denominated and payable in United States dollars at closing or according to the terms specified in the Purchase Offer; provided, however, neither the Company nor the Offeree members shall be obligated (whether or not required of the Proposed Purchaser under the terms of the Purchase Offer) to: (A) make any earnest money or similar deposit prior to closing; (B) provide any security (other than the Offered Interest) for any deferred portion of the Option Price; or (C) pay, provide or deliver any consideration other than cash or a promissory note.

(viii)                        “Proposed Purchaser” means the Person making the Purchase Offer.

(ix)                              “Purchase Offer” means a bona fide offer to purchase the Offered Interest that satisfies the requirements set forth in Section 13.4(b) hereof.

(x)                                 “Purchase Option” has the meaning set forth in Section 13.4(c) hereof.

(xi)                              “Selling Member” means the Member or Holder desiring to sell or similarly dispose of all or any portion of his Membership Interest or Assignee Interest.

(b)                       No Transfer may be made pursuant to this Section 13.4 unless the Selling Member has received a Purchase Offer; and any such Purchase Offer must be (i) in writing, and (ii) signed by the Proposed Purchaser.

(c)                        Prior to making any Transfer that is subject to the terms of this Section 13.4, the Selling Member shall deliver the Option Notice to the Company and each Offeree Member, and the Company and the Offeree Members (in the event the Company does not exercise its right of refusal hereunder) shall have the option (the “Purchase Option”) to purchase all (but not less than all) of the Offered Interest for the Option Price. The Company may exercise the Purchase Option by delivering Notice of exercise (such Notice shall be irrevocable) to the Selling Member and each Offeree Member at any time prior to the expiration of the Option Period. The determination by the Company concerning the exercise of the Purchase Option shall be made by the Board of Directors. In the event the Company does not exercise its Purchase Option within the Company Option Period, the Offeree Members may exercise their Purchase Option on a prorata basis before the expiration of the Offeree Option Period. Each Offeree Member shall have the additional right to purchase any of the Offered Interest not accepted for purchase by any other Offeree Member(s), in which event such Offered Interest not accepted by such other Offeree Members shall be deemed to have been offered to and accepted by the Offeree Member(s) exercising such additional right (“Electing Member(s)”) under this paragraph (c) prorata, based on the relative Percentage Interest in Class A Membership Interests held by such Electing Member(s) (determined without regard to the Offeree Member(s) not electing to purchase their full respective Proportionate Percentages) on the same terms and conditions as those specified above.

(d)                       In the event that the Purchase Option is exercised, the closing of the sale of the Offered Interest shall take place within thirty (30) days after the expiration of the Company Option Period or Offeree Option Period (as applicable). The Selling Member and the Company (or the Offeree Members) shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Purchase Offer and this ARTICLE 13.

(e)                        If neither the Company nor the Offeree Members exercise the Purchase Option, the Selling Member may sell the Offered Interest to the Proposed Purchaser at any time within the Free Transfer Period without obtaining the consent of any other Member; provided, however, such sale (i) shall be made on terms no more favorable to the Proposed Purchaser than the terms contained in the Purchase Offer; and (ii) shall comply with all other terms, conditions, and restrictions of this Agreement that are applicable to sales of Membership Interests and are not expressly made inapplicable to sales occurring under this Section 13.4. Any sale or similar disposition of the Offered Interest made after the expiration of the Free Transfer Period shall again become subject to all of the conditions and restrictions of this Section 13.4.

13.5                        Effect of Prohibited Transfers.

(a)                       Any purported Transfer of a Membership Interest or Assignee Interest that is not a Permitted Transfer shall be null and void and of no effect whatever; provided, however, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Company, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Membership Interest Transferred shall be strictly limited to an Assignee Interest. Further, the allocations and distributions provided by this Agreement with respect to such Assignee Interest may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Membership Interest or Assignee Interest may have to the Company.

(b)                       In the case of a Transfer or attempted Transfer of a Membership Interest or Assignee Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

13.6                        Rights of Unadmitted Transferees. The transferee of all or any portion of a Membership Interest or Assignee Interest who is not admitted as a Substitute Member pursuant to Section 13.7 hereof is a Holder, and the Transferred Membership Interest is an Assignee Interest. Notwithstanding the foregoing, if the transferee of a Membership Interest is a Member and the Transfer was a Permitted Transfer, such transferee shall receive and shall be entitled to exercise all of the Governance Rights incident to the Transferred Membership Interest, and none of the restrictions and limitations set forth in this Section 13.6 shall apply to such transferee.

13.7                        Admission of Transferees as Members. Subject to the other provisions of this ARTICLE 13, a transferee of a Membership Interest or Assignee Interest may be admitted to the Company as a Substitute Member only upon satisfaction of the conditions set forth below in this Section 13.7:

(a)                       A majority vote by the Board of Directors in favor of such admission;

(b)                       The Membership Interest or Assignee Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

(c)                        The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Company may reasonably request and as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof;

(d)                       The transferee pays or reimburses the Company for all reasonable legal, filing, and other costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Membership Interest or Assignee Interest; and

(e)                        If the transferee is not an individual of legal majority, the transferee provides to the Company evidence satisfactory to the Company and its counsel of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement.

13.8                        Distributions and Allocations. If any Membership Interest is sold, assigned, or Transferred during any accounting period in compliance with the provisions of this ARTICLE 13, Profits, Losses, each item thereof, and all other items attributable to such Membership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with §706(d) of the Code, using any conventions permitted by law and selected by the Members. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given Notice of such transfer; provided, however, if the Company does not receive a Notice stating the date such Membership Interest was Transferred and such other information as the Company may reasonably require within thirty (30) days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the accounting period during which the Transfer occurs, was the owner of the Membership Interest. The Company shall not incur any liability for making allocations and distributions in accordance with the provisions of this Section 13.9, whether or not the Company has knowledge of any Transfer of ownership of any Membership Interest.

13.9                        Class A Member Preemptive Rights.

(a)                       If the Company shall propose to issue and sell or enter into any Contract relating to the issuance or sale of any Securities (the “Additional Securities”) to any Person, each Class A Member shall have the right to purchase that number of Additional Securities at the same price and on the same other terms proposed to be issued and sold so that each such Class A Member would, in the aggregate, after the issuance or sale of all of such Additional Securities have the same Percentage Interest in the subordinated debt or equity, as applicable of the Company as such Member had immediately prior to such issuance and sale (the “Proportionate Percentage”).

(b)                       The Company shall offer to sell to each Class A Member its Proportionate Percentage of such Additional Securities and to sell to each such Class A Member such of the Additional Securities as shall not have been subscribed for by the other Class A Members as hereinafter provided, at the price and on the terms described above, which shall be specified by the Company in a written notice delivered to each such Class A Member (the “Preemptive Offer”). The Preemptive Offer shall by its terms remain open for a period of at least thirty (30) days from the date of receipt thereof and shall specify the date on which the Additional Securities will be sold to accepting Class A Members (which shall be at least thirty (30) but not more than one hundred and eighty (180) days from the date of the Preemptive Offer).

(c)                        Each Class A Member shall have the right, during the period of the Preemptive Offer to purchase any or all of its Proportionate Percentage of the Additional Securities at the purchase price and on the terms stated in the Preemptive Offer. Notice by any such Member of its acceptance, in whole or in part, of a Preemptive Offer shall be in writing (a “Notice of Acceptance”) signed by such Member and delivered to the Company prior to the end of the specified period of the Preemptive Offer, setting forth the Additional Securities such Class A Member elects to purchase.

(d)                       Each Class A Member shall have the additional right to offer in its Notice of Acceptance to purchase any of the Additional Securities not accepted for purchase by any other Class A Members, in which event such Additional Securities not accepted by such other Class A Members shall be deemed to have been offered to and accepted by the Class A Members exercising such additional right under this paragraph (d) pro rata in accordance with their respective Proportionate Percentages (determined without regard to the Class B Members and those Class A Members not electing to purchase their full respective Proportionate Percentages under the foregoing paragraph (c)) on the same terms and conditions as those specified in the Preemptive Offer, but in no event shall any such electing Class A Member be allocated a number of Additional Securities in excess of the maximum number of Additional Securities such Class A Member has elected to purchase in its Notice of Acceptance.

(e)                        In the case of any Preemptive Offer, if Notices of Acceptance given by the Class A Members do not cover in the aggregate all of the Additional Securities, the Company may during the period of one hundred and eighty (180) days following the date of expiration of such Preemptive Offer sell to any other Person or Persons all or any part of the Additional Securities not covered by a Notice of Acceptance, but only on terms and conditions that are no more favorable to such Person or Persons or less favorable to the Company than those set forth in the Preemptive Offer.

13.10                 Class A Member Tag-Along Rights.

(a)                       If any Offered Interest subject to a Transfer is not purchased pursuant to the Right of First Refusal set forth in Section 13.4 above (the “Right of First Refusal”) and thereafter is to be sold to a Proposed Purchaser, each Offeree Member may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Transfer (the “Co-Sale Transfer”) to the Proposed Purchaser as set forth in this Section 13.11 on the same terms and conditions specified in the Option Notice. Each Offeree Member who desires to exercise its Right of Co-Sale must give the Selling Member written notice to that effect (the “Co-Sale Notice”) prior to the expiration of the Offeree Option Period described above, and upon giving such notice each such Offeree Member shall be deemed to have effectively exercised the right of co-sale.

(b)                       Each Offeree Member who timely exercises such Offeree Member’s Right of Co-Sale by delivering the Co-Sale Notice (the “Co-Sale Participants”) may include in the Co-Sale Transfer all or any part of such Member’s Units equal to the product obtained by multiplying (i) the aggregate number of Units subject to the Co-Sale Transfer (excluding Units purchased by the Company or the Offeree Members pursuant to the Right of First Refusal) by (ii) a fraction, the numerator of which is the number of Units owned by such Co-Sale Participant immediately before consummation of the Co-Sale Transfer and the denominator of which is the total number of Units owned, in the aggregate, by all Offeree Members immediately prior to the consummation of the Co-Sale Transfer (including any Units that the Offeree Members have collectively agreed to purchase pursuant to the Right of First Refusal), plus the number of Units held by the Selling Members. To the extent one or more of the Offeree Members exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Units that the Selling members may sell in the Co-Sale Transfer shall be correspondingly reduced.

(c)                        The parties hereby agree that the terms and conditions of any sale pursuant to this Section 13.11 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 13.11; provided that any indemnification provided by the Co-Sale Participants to the Proposed Purchaser shall be made pro rata in proportion to the sale proceeds received by each seller in connection with the Co-Sale Transfer (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller, which shall be borne solely by such seller); provided further that in no event shall the indemnification obligations of any Co-Sale Participant exceed the amount of proceeds received by such Co-Sale Participant in such Co-Sale Transfer.

(d)                       If any Proposed Purchaser refuses to purchase securities subject to the Right of Co-Sale from any Co-Sale Participant exercising its Right of Co-Sale hereunder, no Selling Member may sell any Units to such Proposed Purchaser unless and until, simultaneously with such sale, such Selling Member purchases all securities subject to the Right of Co-Sale from such Co-Sale Participant on the same terms and conditions (including the proposed purchase price) as set forth in the Option Notice.

(e)                        At the closing of any such proposed Co-Sale Transfer, the Selling Member and the Co-Sale Participants shall deliver to the Proposed Purchaser (A) such instruments of transfer as shall be requested by the Proposed Purchaser with respect to the Units or other Securities of the Company to be Transferred, against receipt of the purchase price therefor and (B) such Members’ Units or other Securities, free and clear of any Liens and such Member shall so represent and warrant. At the closing of any proposed Co-Sale Transfer, the Proposed Purchaser shall deliver payment (in full in immediately available funds) for the Units and other Securities purchased by such Proposed Purchaser. If the closing of any Co-Sale Transfer does not occur within one hundred and twenty (120) days after the date of the Option Notice with respect thereto, or if the actual terms and conditions of the Co-Sale Transfer are not substantially identical to those set forth in the Option Notice, the Co-Sale Participants shall be entitled to revoke the Co-Sale Notice, in which event any subsequent Transfer of Units by such Selling Member shall once again become subject to the provisions of Section 13.4 and this Section 13.11.

(f)                         The exercise or non-exercise of the rights of a Class A Member hereunder to participate in one or more sales of Units made by a Selling Member shall not adversely affect a Class A Member’s right to participate in subsequent sales of Units.

13.11                 Drag-Along Rights. If the holders of seventy-five percent (75%) of the Class A Membership Interests approve:

(a)                       a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from the Members seventy-five percent (75%) or more of the Units, or

(b)                       a transaction that qualifies as a liquidation, dissolution, or winding up of the Company, or

(c)                        a transaction or series of related transactions in which a person, or a group of related Persons, acquires substantially all the assets of the Company,

(such events described in subsections (a), (b) and (c) are referred to in this Agreement as a “Sale of the Company”), then each Member hereby agrees with respect to all Units that he, she or it holds and any other Company securities over which he, she or it otherwise exercises dispositive power:

(i)                           if such transaction requires the approval of Members, (x) if the matter is to be brought to a vote at a Member meeting, after receiving notice of any meeting of Members of the Company to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of Units, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (y) to vote (in person, by proxy or by action by written consent, as applicable) all Units in favor of such Sale of the Company and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)                        if the Sale of the Company is to be effected by the sale of Units held by the holders of seventy-five percent (75%) or more of the outstanding Units (the “Selling Members”) without the need for Member approval, each Member agrees to sell all Units beneficially held by such Member (or in the event that the Selling Members are selling fewer than all of their Units, Units in the same proportion as the Selling Members are selling) to the person to whom the Selling Members propose to sell their shares, for the same per-share consideration (on an as-exercised basis) and on the same terms and conditions as the Selling Members;

(iii)                     to refrain from exercising any dissenters’ rights or rights of appraisal, if any, under applicable law at any time with respect to such Sale of the Company;

(iv)                    to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company; and

(v)                       not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Units owned by such party or Affiliate in a voting trust or subject any such Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquirer in connection with a Sale of the Company.

ARTICLE 14

RETIRING EVENTS; PURCHASE UPON TERMINATION OF EMPLOYMENT OF CLASS B MEMBER

14.1                        Certain Definitions. As used in this ARTICLE 14, the following terms shall have the following meanings:

(a)                       “Net Equity” has the meaning set forth in Section 14.4 hereof.

(b)                       “Permitted Withdrawal” means a Withdrawal that is approved by a Majority Vote of the Members.

(c)                        “Retiring Event” means, with respect to any Member:

(i)                           the Bankruptcy of such Member;

(ii)                        the Permitted Withdrawal of a Member;

(iii)                     the Adverse Withdrawal of a Member;

(iv)                    if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(v)                       if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(vi)                    if the Member is a corporation, the dissolution of the corporation or the revocation of its charter or articles of incorporation;

(vii)                 if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust; or

(viii)              if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

(d)                       “Retiring Event Option Term” means the period ending at 5:00 p.m. (local time at the Company’s principal executive office) on the first Business Day following the expiration of ninety (90) days from the date on which the Retiring Event that gives rise to the Retiring Event Purchase Option occurred.

(e)                        “Retiring Event Purchase Option” has the meaning set forth in Section 14.2 hereof.

(f)                         “Retiring Member” means the Member with respect to whom a Retiring Event occurs or his Personal Representative, as applicable.

14.2                        Option to Purchase. Except as provided in Section 14.5 below, upon the occurrence of a Retiring Event with respect to any Member, the Company shall have the option (the “Retiring Event Purchase Option”) to purchase all, but not less than all, of the Membership Interest owned by the Retiring Member. The Company may exercise the Retiring Event Purchase Option by delivering Notice of exercise to the Retiring Member at any time prior to the expiration of the Retiring Event Option Period. The determination by the Company concerning the exercise of the Retiring Event Purchase Option shall be made by the Board of Directors.

(i)                           If the Company exercises the Retiring Event Purchase Option, the Company shall purchase and the Retiring Member shall sell the Membership Interest of the Retiring Member; the purchase and sale shall be consummated on the terms and conditions set forth in Section 14.3 hereof.

(ii)                        If the Company does not exercise the Retiring Event Purchase Option, the Retiring Member shall become a Holder, and the Membership Interest held by the Retiring Member shall become an Assignee Interest.

14.3                        Closing Procedures and Purchase Price. Except as provided in Section 14.5 below, if the Company and the Retiring Member are able to reach agreement respecting the purchase price and other terms and conditions of the purchase and sale of a Membership Interest of a Retiring Member, such agreed upon terms and conditions shall control such purchase and sale. In the absence of an agreement between the Company and the Retiring Member, the following procedures shall govern the closing of the purchase and sale of the Membership Interest of a Retiring Member and the payment of the purchase price therefor:

(a)                       Except in the case of an Adverse Withdrawal, the purchase price to be paid by the Company to the Retiring Member shall be an amount equal to the Net Equity of the Membership Interest owned by the Retiring Member (in addition to the accrued Class A Preferred Return payable upon the Permitted Withdrawal of a Class A Member). In the case of an Adverse Withdrawal, the Purchase Price to be paid by the Company to the Retiring Member shall be an amount equal to the greater of (i) the positive balance of such Member’s Capital Account on the date of the Adverse Withdrawal or (ii) one hundred dollars ($100). In each instance, the purchase price to be paid by the Company shall be reduced by any and all amounts owed by such Retiring Member to the Company (including, without limitation, any loss, cost or damage suffered by the Company as the result of the breach of this Agreement by the Retiring Member); and by execution of this Agreement, each Member agrees that, upon the occurrence of a Retiring Event so that a Member becomes a Retiring Member, the Company may set off any and all amounts owed by such Retiring Member to the Company (including, without limitation, any loss, cost or damage suffered by the Company as the result of the breach of this Agreement by the Retiring Member) against the purchase price otherwise payable to such Retiring Member, pursuant to this ARTICLE 14.

(b)                       The closing of any purchase and sale provided for in this ARTICLE 14 shall occur on a date and at a time mutually agreeable to the Company and the Retiring Member, which shall not be later than sixty (60) days from (i) the date of the notice from the Company’s accountants specifying the Net Equity of the Membership Interest owned by such Retiring Member; or (ii) in the case of a purchase and sale following an Adverse Withdrawal, the date of the Notice of intent to exercise the Retiring Event Purchase Option.

(c)                        Except in the case of an Adverse Withdrawal, the purchase price payable by the Company to the Retiring Member shall be payable as follows:

(i)                           An initial payment in cash or immediately available funds equal to twenty percent (20%) of the purchase price shall be due and payable at the closing of the purchase and sale; and

(ii)                        At the Company’s option, the balance of the purchase price shall be payable at the closing of the purchase and sale either (A) in cash or immediately available funds, or (B) by delivery of the Company’s unsecured promissory note in the amount of the such balance, which such note shall be payable in sixty (60) equal monthly installments of principal plus interest on the unpaid balance thereof at an annual rate equal to the lesser of (x) the Base Rate, or (y) the maximum rate permitted by law.

(d)              In the case of an Adverse Withdrawal, the purchase price payable by the Company to the Retiring Member shall be payable (i) in cash or immediately available funds payable at the closing of the purchase and sale; or (ii) if the amount payable to such Retiring Member is in excess of $10,000.00, the Company shall have the option of paying such amount in five (5) equal annual installments without interest with the first such installment being due and payable on the first anniversary of the closing of the purchase and sale.

(e)                        At the closing of the purchase and sale, the Retiring Member and the Company shall execute such documents and instruments as may be necessary or appropriate to effectuate the transactions contemplated by this ARTICLE 14 (including without limitation, the Transfer of the Membership Interest of such Retiring Member to the Company free and clear of any liens, claims, encumbrances, security interests or options). All such documents and instruments shall be in a form that is reasonably satisfactory to the parties and their respective counsel.

(f)                         The Company and the Retiring Member shall pay the fees and disbursements of their respective attorneys, and all other reasonable costs and expenses associated with the Transfer and closing (including, without limitation the costs associated with the determination of the Net Equity of the Retiring Member) shall be divided equally between the Company and the Retiring Member.

14.4                        Net Equity. The “Net Equity” of a Membership Interest means as of any day, the amount that would be distributed to a Member, pursuant to Section 15.3 hereof if (i) the Gross Asset Values of the Company’s assets were adjusted as set forth in the definition of Gross Asset Value set forth in Section 1.2 hereof, (ii) all of the Company’s assets were sold for their Gross Asset Values, as so adjusted, (iii) the Company paid its accrued, but unpaid, liabilities and established reserves pursuant to Section 15.3 hereof for the payment of reasonably anticipated contingent liabilities, and (iv) the Company distributed the remaining proceeds to the Members in complete liquidation of the Company.

(a)                       At any time this Agreement requires a determination of the Net Equity of a Membership Interest, such determination shall be made, without audit or certification, from the books and records of the Company by the accounting firm regularly employed by the Company. Once determined as aforesaid, the Net Equity shall be disclosed to the Company and the affected Member or his representative by written notice. The determination of the Net Equity by such accountants shall be final and binding upon the Company and the Members in the absence of a showing of gross negligence or willful misconduct.

(b)                       If a determination of the Net Equity is required by reason of the occurrence of a Retiring Event: (i) the Company shall send written notice to its accountants requesting that they make a determination of such Net Equity within thirty (30) days of the date of the date of the Notice of intent to exercise the Retiring Event Purchase Option; and (ii) the Net Equity of the Membership Interest of a Retiring Member shall be determined as of the last day of the month in which the Retiring Event occurs; provided, however, for purposes of this ARTICLE 14, the Net Equity of the Membership Interest of a Retiring Member shall be reduced by the amount of any and all obligations owed to the Company by such Retiring Member; and by execution of this Agreement, each Member agrees that, upon the occurrence of a Retiring Event so that a Member becomes a Retiring Member, the Company may set off any and all amounts owed by such Retiring Member to the Company (including, without limitation, any loss, cost or damage suffered by the Company as the result of the breach of this Agreement by the Retiring Member) against the purchase price otherwise payable to such Retiring Member, pursuant to this ARTICLE 14.

14.5                        Termination of Employment of Class B Member. If a Class B Member’s employment with the Company is terminated for whatever reason before the expiration of sixty (60) months from the date of initial employment (“Early Termination”), then upon such Early Termination, such Class B Member shall, without any further act or deed, be deemed to have resigned as a Member of the Company subject to the following:

(a)                       Company Call Option. Upon Early Termination, the Company, through action of the Board of Directors, shall have ninety (90) days (the “Option Period”) to exercise a call option (“Company Call Option”) to purchase all of the Membership Interest of the terminated Class B Member by delivering written notice thereof to the terminated Class B Member before the expiration of the Option Period. The purchase price of the redeemed Membership Interest shall equal the positive Capital Account balance of such terminated Class B Employee Member. At the Company’s option, the purchase price shall be payable at the closing of the purchase and sale either (A) in cash or immediately available funds, or (B) by delivery of the Company’s unsecured promissory note in the amount of the such balance, which such note shall be payable in sixty (60) equal monthly installments of principal plus interest on the unpaid balance thereof at an annual rate equal to the lesser of (x) the Base Rate, or (y) the maximum rate permitted by law.

(b)                       Forfeiture of Capital Account.

(i)                           Subject to (ii) below, in the event the Company does not exercise its Company Call Option, the terminated Class B Member’s capital account balance as of the date of termination shall be forfeited and allocated pro-rata among the other Members based on their positive capital account balances as of the date of termination.

(ii)                        A portion of the terminated Class B Member’s Capital Account balance shall be released from the forfeiture provision of clause (i) above based upon years of employment with the Company as follows: 25% at the end of 12 months, 24 months, 36 months, and 48 months from the initial date of employment. In the event that a portion of such Class B Member’s capital account shall have been released from forfeiture (the “Released Amount”), then upon Early Termination, the Company shall redeem the terminated Class B Member’s Membership Interest at a purchase price equal to the Released Amount in the manner provided in 14.3(c)(i)—(ii) above.

ARTICLE 15

DISSOLUTION AND WINDING UP

15.1                        Dissolution. The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following events (“Dissolution Events”):

(a)              The Super-Majority Vote of the Members to dissolve, wind up and liquidate the Company;

(b)              The sale of all or substantially all of the assets of the Company and the collection of the purchase price to be paid therefor;

(c)               At any time there remain no Members;

(d)              The entry of a decree of judicial dissolution under §18-802 of the Act; or

(e)               The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

15.2                        Continuation. The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event. Further, upon the occurrence of the Dissolution Event, set forth in Section 15.1(c) hereof, the Company shall not be dissolved and is not required to be wound up if, within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the Personal Representative of the last remaining Member agrees in writing to continue the Company and to the admission of such Member’s personal representative or its nominee or designee to the Company as a Member, which such admission shall be effective as of the date of the occurrence of the event that terminated the continued membership of the last remaining Member.

15.3                        Winding Up, Liquidation and Distribution of Assets. Unless the Company is continued pursuant to Section 15.2 hereof, upon the occurrence of a Dissolution Event, the Company shall be dissolved, and the Company shall cease carrying on its business, except as may be necessary for the winding up of its affairs in an orderly manner; however, the Company’s existence is not terminated and shall continue until the winding up of its affairs is completed and articles of termination have been accepted for filing. The Chief Executive Officer or such other Person or Persons designated by the Board of Directors shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the Company’s assets and liabilities. Except to the extent distributed in kind, the Company’s assets shall be sold or otherwise liquidated as promptly as is consistent with obtaining the fair value thereof; and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)                       First, to pay and discharge all of the Company’s debts and liabilities to creditors (including, to the extent permitted by law, Members who are creditors) and to establish any reserves that may be reasonably necessary to provide for contingencies or unknown liabilities of the Company (for purposes of determining the Capital Account balance of the Members, the amount of any such reserves shall be treated as an expense of the Company);

(b)                       Second to Class A Members owning Class A Membership Interests in an amount equal to the sum of (i) each such Class A Member’s respective Unreturned Capital Account and (ii) each such Class A Member’s unpaid Class A Preferred Return.

(c)                        Third, to the Members to the extent of their positive Capital Account balances after giving effect to all contributions, distributions and allocations for all periods.

(d)                       Thereafter, to all Members in proportion to their Percentage Interests.

The Chief Executive Officer or other Person or Persons selected by the Board of Directors to oversee the winding up and dissolution shall receive such compensation as is approved by the Members for the services performed pursuant to this ARTICLE 15.

15.4                        Compliance With Requirements of Regulations. In the event the Company is “liquidated” within the meaning of §1.704-1 (b)(2)(ii)(g) of the Regulations, distributions shall be made pursuant to this ARTICLE 15 to the Members who have positive Capital Accounts in compliance with §1.704-1(b)(2)(ii)(b)(2) of the Regulations. If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to any such deficit, and any such deficit shall not be considered a debt owed to the Company or any other Person for any purpose whatsoever.

15.5                        Articles of Termination. Upon completion of the winding up of the affairs of the Company, the Chief Executive Officer, or such other Person as the Act may permit or require shall file a Articles of Termination with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 16

AMENDMENTS

16.1                        Amendments.

(a)                       Subject to the limitations set forth in Section 16.2, this Agreement may be amended by the Board, without any approval by the Members, in order to:

(i)                           substitute and admit a Member who has been admitted in accordance with this Agreement;

(ii)                        change the name or residence of any Member;

(iii)                     cure any ambiguity, or correct or supplement any provision herein which may be inconsistent with any other provision herein;

(iv)                    delete or add any provision of this Agreement required to be so deleted or added by the U.S. Small Business Administration or any other federal or state regulatory agency, which addition or deletion is deemed by such agency to be for the benefit or protection of the Members; or

(v)                       comply with the provisions of the Act, as amended, and any successor statute, as well as the laws of any other state.

(b)                       Except as set forth in subsection (a) of this Section 16.1, amendments to this Agreement may be proposed by the Board of Directors or any one or group of Members holding five percent (5%) or more of the voting power then held by Members entitled to vote. Following such proposal, the Secretary shall submit to the Members a verbatim statement of any proposed amendment. A proposed amendment shall be adopted and shall be effective as an amendment hereto if it receives the affirmative vote or the written consent of the Members by Super-Majority Vote.

16.2                        Limitation on Amendments. Notwithstanding Section 16.1 hereof, no amendment to this Agreement shall:

(a)                       Except for an amendment required in connection with the admission of any additional Members in accordance with the terms of this Agreement, modify or alter the method of determining, the order of priority or the interest of a Member in (i) allocations of Profits and Losses, (ii) allocations or distributions of Cash Available For Distribution, or (iii) allocation or distribution of proceeds resulting from the liquidation of the Company, unless such amendment receives the affirmative vote or written consent of each Member adversely affected thereby.

(b)                                 Amend the provisions of ARTICLE 13 without the affirmative vote or written consent of all the Members.

(c)                        Amend this Section 16.2 without the affirmative vote or written consent of all the Members.

For purposes of this Section 16.2 only, the failure of a Member to respond shall not constitute a vote that is consistent with respect to any amendment described in this Section 16.2, and any amendment described in this Section 16.2 shall require the affirmative vote at a meeting of the Members or the affirmative written consent without a meeting in order to be effective.

ARTICLE 17

POWER OF ATTORNEY

17.1                        Appointment. To the extent not inconsistent with any other term of this Agreement, each Member makes, constitutes and appoints the Chief Executive Officer, with power of substitution, as his true and lawful attorney-in-fact for him with full power and authority in his name, place, and stead and for his use and benefit, from time to time:

(a)                       to make, sign, execute and deliver any agreements, instruments, certificates and documents provided for herein to effect, evidence or perfect any Transfers effected or required hereunder or pursuant to the terms of this Agreement;

(b)                       to make, sign, execute, certify and deliver any amendment to this Agreement duly adopted by the Members in accordance with terms of ARTICLE 16 hereof; and

(c)                        to make, sign, execute, certify and deliver any agreements, instruments, certificates and documents that may be required or appropriate to effect the dissolution and termination of the Company, including, without limitation, any instrument approved by the Members creating or evidencing creation of a liquidating trust to receive distributions or other payment to Members in connection with the liquidation of the Company, to hold the same and earnings thereon for the benefit of the creditors and Members of the Company and, upon satisfaction of the trustee that all claims against the Company having priority over claims of the Members have been satisfied, to pay or distribute the remaining funds in priorities paralleling those set forth in this Agreement applicable to the proceeds of winding up.

The powers hereby conferred to make, sign, execute, certify and deliver agreements shall be deemed to include the powers to acknowledge, swear to, verify, file, record and publish the same.

17.2                        Exercise and Survival. Each power of attorney granted under this Agreement:

(a)                       May be exercised by any such attorney-in-fact acting alone;

(b)                       Is a special power of attorney coupled with an interest and is irrevocable;

(c)                        May be exercised by such attorney-in-fact by listing all of the principals executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact for all of said principals;

(d)                       Shall survive the dissolution of the Company through winding up to termination;

(e)                        Shall survive the Transfer of the whole or part of a Member’s Membership Interest, except that where such Transfer is of the entire Membership Interest of such Member, and the transferee is admitted as a Substitute Member, the power of attorney shall survive such Transfer for the sole purpose of enabling any such attorney-in-fact to make, sign, execute, certify and deliver any agreements, instruments, certificates and documents that may be required or appropriate to effect such substitution; and

(f)                         To the fullest extent permitted by applicable law, shall survive the death, disability, legal incapacity, Bankruptcy, insolvency, dissolution or cessation of existence of a Member.

ARTICLE 18

MISCELLANEOUS

18.1                        Statutory Override. To the maximum extent permitted by applicable law, the provisions of this Agreement shall govern over all provisions of the Act except those provisions of the Act that cannot be waived or modified under the Act. Further, for each question (a) with respect to which the Act provides a rule (a “default rule”) but permits the limited liability company agreement to provide a different rule; and (b) that is addressed by this Agreement, the default rule shall not apply to the Company.

18.2                        Liquidation Safe Harbor Valuation. This Section 18.2 shall apply after the effective date of any final Regulations or of final guidance by the Internal Revenue Service with respect to the Transfer of a Membership Interest to a new or existing Member of the Company in connection with the performance of services for the Company or otherwise under which the Company may make an election (a “Safe Harbor Election”) to treat the liquidation value of Membership Interest so Transferred as being the fair market value of that Membership Interest for purposes of Section 83 of the Code. From and after the effective date of any final Regulations or of final guidance by the Internal Revenue Service, each Member and each Person (including any Person to whom any Units are Transferred in connection with the performance of services for the Company or otherwise) and each assignee and Transferee of a Member who acquires Units agrees that that (a) the Company is authorized and directed to make the Safe Harbor

Election, and (b) each such Person agrees to comply with all requirements of such Regulations or guidance with respect to all Units so Transferred while the Safe Harbor Election remains effective. The Safe Harbor Election may be revoked by the consent of Class A Members holding a Majority Interest.

18.3                        Notices. Any Notice shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by regular, registered, or certified mail, commercial delivery service, overnight courier, telegraph or facsimile transmitter, addressed as follows: if to the Company, to the Company at the address set forth in Section 2.3(a) hereof, or to such other address as the Company may from time to time specify by Notice to the Members; if to a Member to such Member at the address set forth on the signature pages to this Agreement by such Members or to such other address as such Member may from time to time specify by Notice to the Company. Any such Notice shall be deemed to have been given and received for all purposes under this Agreement: (a) three (3) Business Days after the same is deposited in any official depository or receptacle of the United States Postal Service first class certified mail, return receipt requested, postage prepaid; (b) on the date of confirmed transmission when delivered by telecopier or facsimile transmission, telex, telegraph or other telecommunication device; (c) on the next Business Day after the same is deposited with a nationally recognized overnight delivery service that guarantees overnight delivery; and (d) on the date of actual delivery to such party or any other means; provided, however, if the day such Notice shall be deemed to have been given and received as aforesaid is not a Business Day (or if delivery is made after 5:00 p.m. (recipient’s local time) on any Business Day), such Notice shall be deemed to have been given and received on the next Business Day.

18.4                        Binding Effect. Except as otherwise provided in this Agreement or the Act, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Company, the Members and their respective Personal Representatives.

18.5                        No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns. Except and only to the extent provided herein or in the Act (or other applicable law), no creditor or any other Person shall have any right, interest or claims under or on account of this Agreement as a third party beneficiary or otherwise.

18.6                        Time. Time is of the essence with respect to this Agreement.

18.7                        Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

18.8                        Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

18.9                        Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

18.10                 Additional Assurances. Each Member, upon the request of the Company, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

18.11                 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters contained herein. No party shall be bound by any terms, conditions, statements or representations, oral or written, not contained herein. Each party hereby acknowledges that he has not been induced, persuaded or motivated by any promise or representation made by any other party that is not expressly set forth herein. All previous negotiations, statements and preliminary instruments by the parties or their representatives are merged in this Agreement.

18.12                 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect by, and shall be enforceable in accordance with the internal laws of the State of Delaware without regard to conflicts of laws principles.

18.13                 Counterpart Execution. This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument. Further, in making proof of this Agreement, it shall not be necessary to produce or account for more than one (1) such counterpart. Execution by a party of a signature page hereto shall constitute due execution and shall create a valid, binding obligation of the party so signing, and it shall not be necessary or required that the signatures of all parties appear on a single signature page hereto.

18.14                 Electronic Signatures. Delivery of the executed signature pages to this Agreement may be made by facsimile or other electronic transmission. Any such signature pages sent by facsimile or other electronic transmission shall be deemed to be originals for all purposes, and copies of this Agreement containing one or more signature pages that have been delivered by facsimile or other electronic transmission shall constitute enforceable original documents.

18.15                 Specific Performance. In view of (a) the complexities and uncertainties in measuring actual damages to be sustained by reason of the failure of a Member to perform this Agreement strictly in accordance with the specific terms hereof, (b) the uniqueness of the Company’s business, and (c) the relationship among the Members, each Member acknowledges and agrees that: (i) the remedy at law for a breach of this Agreement would be inadequate, and (ii) the Company and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed strictly in accordance with their specific terms. Therefore, it is expressly agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

IN WITNESS WHEREOF, the parties have made, adopted and entered into this Operating Agreement as of the date first above written.

Diamond State Ventures II Limited Partnership

By:	DSV2 LLC, its General partner

	By:	/s/ Joe T. Hays
Joe T. Hays, Managing Director

Banyan Equity Investors II, INC.

By:	/s/ Michalis Stavrinides
Michalis Stavrinides, President

MidStates Capital Fund II, L.P.

By:	MidStates Partners Fund II, LLC, General partner

	By:	/s/ Bart S. Bergman
Bart S. Bergman, Principal

CapSource 2000 Fund, L.P.

By:	CapSource 2000 Partners , L.P., its general partner

	By:	CapSource Managers, Inc., its general partner

		By:	/s/ Larry M. Hicks
Larry M. Hicks, Chief Financial Officer

CGP Baskins, LLC

By:	/s/ William Reisler
William Reisler, President

EXHIBIT A

TO

LIMITED LIABILITY COMPANY AGREEMENT OF

BASKINS ACQUISITION HOLDINGS, LLC

CLASS A MEMBERS

The name, address and Capital Contributions of each Class A Member, together with the number of Units held by each Class A Member, are as follows:

	Capital
Name and Address:	Contribution	Units

Diamond State Ventures II Limited Partnership 200 South Commerce, Suite 400 Little Rock, AR 72201	$1,333,333	1,333.33

Banyan Equity Investors II, Inc. 1111 Brickell Avenue, Suite 1300 Miami, FL 33131	$1,833,333	1,833.33

MidStates Capital Fund II, L.P. 7300 West 110th Street, 7th Floor Overland Park, Kansas 66210	$416,667	416.67

CapSource 2000 Fund L.P. 499 Keywood Circle, Suite B Flowood, MS 39232	$250,000	250.00

CGP Baskins, LLC 1800 Baltimore Avenue, Suite 300 Kansas City, MO 64108	$166,667	166.67

TOTALS	$4,000,000	4,000

CLASS B MEMBERS

The name, address of each Class B Member, together with the number of Units held by each Class B Member, are as follows:

	Capital
Name and Address:	Contribution	Units

CGP Baskins, LLC 1800 Baltimore Avenue, Suite 300 Kansas City, MO 64108	Services	363.64

Reserved		484.84

TOTAL		848.48